UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.  )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

ON Semiconductor Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Keith D. Jackson
President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
The Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at our principal offices located at 5005 East McDowell Road, Phoenix, AZ 85008 on Wednesday, May 14, 2008 at 9:30 A.M., local time, for the following purposes:
1. To elect three Class III Directors each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2011 or until his successor has been duly elected and qualified, or until the earlier of his death, resignation or removal;
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and
3. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.
The Board of Directors has fixed the close of business on March 24, 2008, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 E. McDowell Road, Phoenix, AZ 85008 between the hours of 8:30 A.M. and 5:00 P.M., local time, each weekday. Such list will also be available at the Annual Meeting.
Your vote is very important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope.
Sincerely yours,
April 4, 2008
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS MEETING TO BE HELD ON MAY 14, 2008.
The Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders and its Annual Report to Stockholders for the fiscal year ended December 31, 2007 are available at www.onsemi.com/annualdocs.

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ON SEMICONDUCTOR CORPORATION
5005 E. McDowell Road
Phoenix, Arizona 85008
PROXY STATEMENT
This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of ON Semiconductor Corporation (“we” or the “Company”) of proxies to be used at its annual meeting of stockholders to be held on Wednesday, May 14, 2008 at 9:30 A.M., local time, at our principal offices located at 5005 East McDowell Road, Phoenix, AZ 85008 and at any adjournment or postponement thereof (“Annual Meeting”). This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April 4, 2008.
Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares as more fully described in the proxy card and below. You may vote in person or by a validly designated proxy, or, if you or your proxy will not be attending the meeting, you may vote in one of three ways:
Vote by internet. The website address for internet voting is on your proxy card. Internet voting is available 24 hours a day;
Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day; or
Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
If you vote by telephone or internet, DO NOT mail your proxy card.
All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted in favor of:
1. Election of three Class III Directors each for a three-year term expiring at the annual meeting of Stockholders to be held in 2011 or until his successor has been duly elected and qualified, or until the earlier of his death, resignation or removal; and
2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year.
We are not aware of any other matters that will be brought before the stockholders for a vote. If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.
Record Date and Quorum
The Board has fixed the close of business on March 24, 2008, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 396,228,394 shares of our common stock outstanding.
The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.
Required Vote
A plurality of the votes at the Annual Meeting is required for the election of Directors. The three Director-nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the proposal to elect Directors. The affirmative vote of a majority of the votes duly cast on that item at the Annual Meeting is required to approve Proposal 2. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on Proposal 2.

Revocation of Proxies
You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.
MANAGEMENT PROPOSALS
Proposal 1:
Election of Directors
The Board is currently divided into three classes of Directors. Directors hold office for staggered terms of three years or until their successors are duly elected and qualified, or until the earlier of their death, resignation or removal. One of the three classes is elected each year to succeed the Directors whose terms are expiring. Class III Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2011. The Class I Directors’ terms will expire in 2009. The Class II Directors’ terms will expire in 2010.
The Board has determined that a majority of our Board is independent according to the applicable rules of the Securities and Exchange Commission (“Commission”) and the listing standards of the NASDAQ Global Select Market (“NASDAQ”), including each of the following current Directors and nominees: J. Daniel McCranie, Francis P. Barton, Curtis J. Crawford, Emmanuel T. Hernandez, Phillip D. Hester, and Robert H. Smith. The Board had also determined that Jerome N. Gregoire was independent prior to his resignation from the Board effective August 24, 2007.1 Pending further review and consideration, the Board is not currently treating Christine King as an independent director.
In making the determinations as to which members of the Board are independent, the Board considered the fact that certain of these independent Directors, as disclosed in their biographies below, are associated with other companies in the semiconductor industry. In reviewing these relationships, the Board determined that, absent a direct conflict (in which event the Board may require recusal or other similar procedures), such relationships do not impede any such Director’s ability to act independently on behalf of the Company and its stockholders. In addition, in making the determinations as to Mr. Hernandez’s and Mr. McCranie’s independence, the Board considered two separate supply and purchase transactions relating to certain raw materials (one transaction in 2007 and one transaction in 2008) that the Company completed with SunPower Corporation. Mr. Hernandez is the Chief Financial Officer of SunPower Corporation and owns less than 1% of its outstanding voting power. Mr. McCranie is a director of Cypress Semiconductor Corporation, a controlling shareholder of SunPower Corporation. In making the determination with respect to Mr. McCranie’s and Mr. Smith’s independence, the Board considered an intellectual property license agreement entered into in 2007 with Virage Logic Corporation (“Virage Logic”) relating to cell logic libraries. Mr. McCranie is the President and Chief Executive Officer and a director of Virage Logic and owns less than 1% of the outstanding common stock of Virage Logic in addition to certain stock options. Mr. Smith is a director of Virage Logic.
Proxies will be voted FOR the election of the nominees, unless you withhold your vote or indicate otherwise on your proxy card. The Board has no reason to believe that any of the following nominees will be unable to serve. If, however, any one of them should

[1]	On January 23, 2007, Justin T. Chang notified us of his decision not to stand for re-election to the Board at the 2007 annual meeting. Mr. Chang continued to serve as a director of the Company until his term ended at the 2007 annual meeting. In addition, Richard W. Boyce resigned from the Board effective March 23, 2007, Kevin R. Burns resigned from the Board effective May 15, 2007 and John W. Marren resigned from the Board effective February 14, 2008. Each of Messrs. Burns, Chang, Boyce and Marren are affiliates of the Texas Pacific Group and its affiliates (“TPG”), which was our largest stockholder. See “Relationships and Related Transactions—Related Party Transactions” below. We may sometimes refer to Messrs. Burns, Boyce, Chang and Marren as the “TPG Related Directors.” Due to stock buyback transactions we entered into with TPG in 2006 and 2007, the Board decided to take a cautious approach and to treat the Directors affiliated with TPG as non-independent. Nonetheless, the Board believes that the Directors affiliated with TPG who resigned or declined to stand for re-election in 2007 were valuable Board members, had significant business and financial experience and knowledge of the semiconductor industry, and, through their affiliation with TPG, had interests generally aligned with other stockholders.

become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.
Class III—Terms Expiring in 2011
Keith D. Jackson, 52, a Director since November 2002. Mr. Jackson was elected as a Director and appointed as President and Chief Executive Officer of the Company (“CEO”) in November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining our Company, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986.
Francis P. Barton, 61, was elected to the Board in February 2008. Mr. Barton is currently the Chief Financial Officer (“CFO”) at UTStarcom, Inc., where he has been instrumental in overseeing UTStarcom’s improvements to cost structure, balance sheet and cash-flow. Prior to joining UTStarcom in September 2005, Mr. Barton was the CFO at Atmel Corporation, where he was responsible for the semiconductor company’s finance and administration. Mr. Barton was the senior vice president and CFO at Advanced Micro Devices, Inc. from 1998 to 2001. From 1996 to 1998, he was vice president and CFO at Amdahl Corporation. Mr. Barton worked at Digital Equipment Corporation in Maynard, Mass., from 1974 to 1996 — beginning as a financial analyst and moving his way up through various financial roles to vice president and CFO of the company’s personal computer division. Mr. Barton also currently serves on the board of directors of UTStarcom, Inc.
Phillip D. Hester, 53, a Director since August 2006. Since September 2005, Mr. Hester has been the Chief Technology Officer at Advanced Micro Devices, Inc. (“AMD”), a global provider of microprocessor solutions for the computing, communications and consumer electronic markets. Since approximately mid-2006, Mr. Hester has also been a Senior Vice President of AMD. From September 2005 to approximately mid-2006, Mr. Hester was a Vice President of AMD. In his positions with AMD, Mr. Hester is responsible for, among other things, setting the architectural and product strategies and plans for AMD’s microprocessor business. He also chairs the AMD Technology Council. Mr. Hester was a co-founder of Newisys, which is now a Sanmina-SCI company. From July 2000 to September 2005, Mr. Hester was the Chief Executive Officer of Newisys. Prior to July 2000, Mr. Hester spent 23 years at IBM serving in a variety of key leadership and executive technical roles. While at IBM, Mr. Hester led a number of system technology development efforts, including the RS/6000, and served as one of 15 members of the IBM Corporate Technology Council. Mr. Hester has over 30 years of system design and enterprise computing experience.
Required Vote
The three Class III Director-nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.
The Board of Directors recommends a vote “for” approval of Proposal 1.
The individuals listed below are presently serving as Directors.
Class I—Terms Expiring in 2009
Curtis J. Crawford, 60, a Director since September 1999. Dr. Crawford served as our Chairman of the Board from September 1999 until his resignation from that position in April 2002. Dr. Crawford is Founder, President and Chief Executive Officer of XCEO, Inc., a consulting firm specializing in leadership and corporate governance that provides mentoring and support for executives. Prior to founding XCEO, Inc., he was the President and Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks from February 2002 to April 2003. From 1999 to March 2001, he was Chairman, and from 1998 to March 2001, he was President and Chief Executive Officer of Zilog, Inc., a semiconductor design, manufacturing and marketing company. From 1997 to 1998, Dr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Dr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he

held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM. Dr. Crawford currently serves as a member of the board of trustees of DePaul University and as a member of the boards of directors of ITT Industries, Inc., E.I. du Pont de Nemours and Agilysys, Inc. Dr. Crawford is the author of two books on leadership and corporate governance.
Robert H. Smith, 71, a Director since September 2005. Mr. Smith is a retired officer and director of Novellus Systems Inc., where he served as Executive Vice President, Finance and Administration, and Chief Financial Officer. Mr. Smith also served on the board of directors of Novellus until his retirement in 2002. In 1994, prior to joining Novellus, Mr. Smith was the Chairman of the board of directors for Micro Component Technology Inc., a semiconductor test-equipment manufacturer. From 1986 through 1990, Mr. Smith served as the President of Maxwell Graphics Inc. From 1982 through 1986, Mr. Smith was the Chief Financial Officer for Maxwell Communications of North America Corp. and R.R. Donnelley and Sons. He had previously held executive positions with Honeywell, Inc., Memorex Corporation and Control Data Corporation. Mr. Smith currently serves on the boards of directors of Cirrus Logic, Inc., PLX Technology, Inc., Virage Logic Corporation and Epicor Software Corporation.
Christine King, 58, a Director since March 2008. Ms. King joined us in March 2008 as a result of the merger with AMIS Holdings, Inc. (“AMI”) that we describe below. In September 2001, Ms. King joined AMI as President, Chief Executive Officer and a director. She also served from that date as Chief Executive Officer and a director of AMI Semiconductor, Inc., a wholly-owned subsidiary of AMI. From September 2000 to September 2001, Ms. King served as Vice President of Semiconductor Products for IBM Microelectronics. From September 1998 to September 2000, Ms. King was Vice President of the Networking Technology Business Unit for IBM. Ms. King also served as Vice President of Marketing and Field Engineering at IBM from June 1995 to September 1998 and Manager of ASIC Products at IBM from March 1992 to June 1995. While at IBM, Ms. King launched the company’s ASIC and networking businesses. Ms. King holds a B.S. degree in electrical engineering from Fairleigh Dickinson University. Ms. King served on the board of Analog Devices, Inc., a semiconductor company, until March 11, 2008 and currently serves on the board of IDACORP, Inc., a power company in Boise, Idaho.
Class II—Terms Expiring in 2010
J. Daniel McCranie, 64, Chairman of the Board since August 2002 and a Director since November 2001. From 1993 to 2001, Mr. McCranie was employed by Cypress Semiconductor Corporation, a supplier of diversified, broadline semiconductor products with a focus on communications, most recently as Vice President, Marketing and Sales. He retired from that position in 2001. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. From August 2003 to March 2006, Mr. McCranie was Chairman of the board of directors of Virage Logic Corporation, a provider of application-optimized semiconductor intellectual property platforms. From March 2006 to January 2007, Mr. McCranie served as Executive Chairman of the board of directors of Virage Logic Corporation. In January 2007, Mr. McCranie became President and Chief Executive Officer of Virage Logic Corporation. Mr. McCranie currently serves on the boards of directors of Cypress Semiconductor Corporation and Actel Corporation, a designer and provider of field programmable gate arrays and programmable system chips.
Emmanuel T. Hernandez, 52, a Director since November 2002. In April 2005, Mr. Hernandez transitioned to the role of Chief Financial Officer of SunPower Corp., Cypress Semiconductor Corporation’s silicon solar cell subsidiary. Prior to that, Mr. Hernandez served for more than 11 years as the Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor Corporation, having joined that company in 1993 as its Corporate Controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez currently serves on the boards of directors of Integration Associates, a fabless semiconductor provider, and Aruba Networks.
As described in the Amendment No. 1 to the Form S-4 that we filed with the Commission on February 8, 2008, we entered into an Agreement and Plan of Merger and Reorganization dated as of December 13, 2007, pursuant to which we proposed to acquire AMI by means of a merger of AMI into a newly-formed subsidiary that we wholly own. Our shareholders approved certain matters that relate to the merger and the merger occurred on March 17, 2008. Pursuant to the merger agreement, concurrently with the merger, we increased the size of the Board by one member and Christine King, AMI’s Chief Executive Officer, became a member of the Board.

Proposal 2:
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm (i) to audit our consolidated financial statements for the year ending December 31, 2008 and (ii) to render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2008, and is seeking ratification by the stockholders of this appointment.
A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.
Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values stockholders’ views on our independent auditors.
If the stockholders fail to ratify the election, the Audit Committee will reconsider the appointment of PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in our best interest and the best interest of our stockholders.
Required Vote
The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.
The Audit Committee and the Board of Directors recommend a vote “for” approval of Proposal 2.
Audit and Related Fees
The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers, our independent registered public accounting firm, as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit services and fees and its appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.
Fees Billed by PricewaterhouseCoopers. The table below sets forth the aggregate fees billed during 2007 and 2006 for audit and other services provided by PricewaterhouseCoopers. These fees do not reflect all fees incurred, only fees actually billed.

	2007	2006
Fee Type	(in millions)	(in millions)
Audit Fees (1)	$3.0	$4.1
Audit Related Fees	0.0	0.0
Tax Fees (2)	0.3	0.5
All Other Fees	0.0	0.0
Total Fees	$3.3	$4.6

(1)	Includes fees billed for each of 2007 and 2006 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents. The total estimated audit fees for the 2007 integrated audit by PricewaterhouseCoopers of our consolidated financial statements and of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) is $2.2 million, of which $1.3 million was billed in 2007 and reflected in the $3.0 million of audit fees above. The total actual audit fees for the 2006 integrated audit by PricewaterhouseCoopers of our consolidated financial statements and of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) is $2.5 million, of which $1.5 million was billed in 2007 and $1.0 million was billed in 2006.

(2)	Includes fees billed for each of 2007 and 2006 for professional services rendered in connection with the preparation of our federal and state income tax returns as well as the income tax returns of certain of our subsidiaries worldwide, tax planning, tax advice, assistance with mergers and acquisitions, and consultations relating to transfer pricing.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services. Under the Audit Committee charter, the Audit Committee must pre-approve all audit services and permitted non-auditing services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services prescribed in the federal securities laws and regulations which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members of the Audit Committee authority to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the full Audit Committee at its next scheduled meeting. During 2007 and 2006, all audit and permissible non-audit services were pre-approved by the Audit Committee pursuant to its charter.
The Audit Committee has determined that the provision of services described above is compatible with maintaining PricewaterhouseCoopers’ independence.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board met 11 times last year and the committees, including any special committees, of the Board held a total of 31 meetings. On average, the Directors attended 91% of the total Board and committee meetings held in 2007. None of our incumbent Directors attended less than 75% of the aggregate number of meetings of the Board and the committees on which they served in 2007. We do not currently have a policy with regard to Directors’ attendance at the Annual Meeting of Stockholders; however, two Directors, Messrs. McCranie and Jackson, attended the annual meeting of stockholders on May 16, 2007.
Committees of the Board
Board Committee Membership*
Our current Board committee membership is as follows:

Corporate
Governance and		Compensation	Nominating
Executive Committee	Audit Committee	Committee	Committee
J. Daniel McCranie**	Emmanuel T. Hernandez**	Robert H. Smith**	J. Daniel McCranie**
Curtis J. Crawford	Francis P. Barton	Curtis J. Crawford	Curtis J. Crawford
Keith D. Jackson	Curtis J. Crawford	J. Daniel McCranie	Phillip D. Hester
Phillip D. Hester	J. Daniel McCranie
Robert H. Smith

*	Mr. Jerome N. Gregoire resigned from the Board, including the Audit Committee and the Compensation Committee on which he served, effective August 24, 2007. Mr. Richard W. Boyce resigned from the Board, and from the Corporate Governance and Executive Committee, the Compensation Committee and the Nominating Committee effective March 23, 2007. Mr. Barton was appointed to the Audit Committee effective on February 14, 2008.

**	Denotes the Chairman of such committee.
Audit Committee: The Audit Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Our Audit Committee has the specific purpose under its charter to:
•	monitor the integrity of our corporate financial reporting;

•	provide to the Board the results of its monitoring and recommendations derived therefrom;

•	outline to the Board changes made, or to be made, in internal accounting controls noted by the Audit Committee;

•	appoint, determine funding for, and oversee our independent registered public accounting firm;

•	review the independence, qualifications and performance of our internal auditors and independent registered public accounting firm;

•	oversee that management has the processes in place to assure our compliance with all applicable corporate policies, and legal and regulatory requirements; and

•	provide such additional information and materials as it may deem necessary to make the Board aware of significant matters relating to the responsibilities of the Audit Committee that require the Board’s attention.
Among other things, the Audit Committee has the specific authority and responsibility under its charter to:

•	pursuant to Commissions rules, establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	on an ongoing basis, review and approve or disapprove related party transactions to the extent required under applicable federal securities laws and related rules and regulations of NASDAQ, unless such transactions are submitted to another comparable independent body of the Board; and

•	prepare an annual report required by the rules of the Commission for inclusion in our proxy statement.
The Audit Committee has other specific responsibilities under its charter, including its policies and procedures for pre-approval of auditing services and permitted non-auditing services (including the fees and terms thereof) of our independent registered public accounting firm. The Audit Committee also has authority and responsibility, to the extent it deems necessary and appropriate, over various other financial statement and disclosure matters, other items associated with the Company’s independent registered public accounting firm, and additional events associated with the Company’s internal audit and compliance functions. To the extent it deems necessary or appropriate, the Audit Committee may retain independent legal, accounting or other advisors, with appropriate funding related thereto to be provided by the Company.
The Board has determined that each current member of the Audit Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Board has also determined that each current member of the Audit Committee is financially competent under the current listing standards of NASDAQ. The Audit Committee includes at least one independent Director, Emmanuel T. Hernandez, who has been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with Commission rules and similar financial sophistication rules under NASDAQ listing standards. See “Audit Committee Report” below for more information on this committee.
The Audit Committee met 10 times in 2007.
Compensation Committee: The Compensation Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Among other things, our Compensation Committee has the specific purpose under its charter to:
•	discharge the Board’s responsibilities relating to the application of compensation policies and all elements of compensation of the CEO, other executive officers and any other employees whose total compensation is substantially similar to such other officers, and non-employee Directors (“Outside Directors”); and

•	administer the Company’s stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company.
Among other things, our Compensation Committee has the specific authority and responsibility under its charter to:
•	annually review and approve goals and objectives relevant to the compensation of each of our senior executives, evaluate each of the senior executive’s performance in light of those goals and objectives, and establish the compensation level for each of the senior executives based on this evaluation, subject to any employment agreements that may be in effect;

•	review the competitive position of, and recommend changes to, the plans, systems and practices of the Company relating to compensation and benefits;

•	review and approve or recommend to the Board for approval any employment agreement with the CEO and any senior executive;

•	periodically review and establish compensation for Outside Directors for service on our Board and its committees;

•	make recommendations to the Board with respect to equity-based plans and any equity compensation arrangements outside of such plans (pending stockholder approval where appropriate);

•	administer the stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company, and approve or review the designation of participants in the plans and the principles and procedures used in determining grants and awards under the plans; and

•	retain or terminate any compensation consultants or other advisors to assist the Committee in evaluating compensation matters or in carrying out its responsibilities.
Pursuant to its charter, the Compensation Committee also prepares an annual report required by the rules of the Commission for inclusion in our proxy statement. This report is included below immediately following the Compensation Discussion and Analysis (“CD&A”). The 2000 Stock Incentive Plan (“SIP”) contemplates that, pursuant to a specific written delegation of authority by the Compensation Committee, the CEO may grant awards to individuals who are not “Covered Employees” or subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to expedite the hiring process and retain talented employees. Although the Compensation Committee has delegated authority to the CEO in accordance with this provision, the CEO does not make awards to any of our Named Executive Officers or other executive officers.
The Board has determined that each current member of the Compensation Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Compensation Committee met 7 times in 2007.
Corporate Governance and Executive Committee: The Corporate Governance and Executive Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com.
Our Corporate Governance and Executive Committee has the specific purpose under its charter to:
•	exercise all delegable powers of the full Board regarding the management of the business and affairs of the Company to the extent not expressly prohibited by Delaware law or by resolution of the Board; and

•	review and make recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the committee.
As set forth in its charter, the Corporate Governance and Executive Committee does not have the power, among other things, to:
•	amend the certificate of incorporation or bylaws of the Company;

•	adopt an agreement of merger or consolidation or recommend to the stockholders the dissolution of the Company;

•	declare dividends;

•	appoint or remove the Chairman of the Board or the President and CEO; and

•	appoint other committees of the Board or the members of such committees or amend or revise their duties and responsibilities or their charters.
As set forth in its charter, the Corporate Governance and Executive Committee, during the intervals between meetings of the Board, reviews and makes recommendations to the Board regarding matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the committee, including, but not limited to:
•	developing policies and procedures for the succession of the CEO and other key executives;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and continuing to monitor and update such policies;

•	reviewing the adequacy of the certificate of incorporation and bylaws; and

•	encouraging and facilitating directors’ continuing education.
The Corporate Governance and Executive Committee met 4 times in 2007.
Nominating Committee: The Nominating Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.
Our Nominating Committee has the specific purpose under its charter to:

•	make recommendations to the Board regarding the size of the Board;

•	make recommendations to the Board regarding criteria for the selection of director nominees;

•	identify and recommend to the Board for selection as director nominees individuals qualified to become members of the Board; and

•	recommend committee assignments to the Board.
Among other things, our Nominating Committee has the specific responsibility under its charter to:
•	identify and recommend to the Board slates of director nominees for election or re-election at each annual meeting of the stockholders or for nomination to election to the Board when Board vacancies arise, consistent with the developed nomination criteria;

•	make recommendations to the Board regarding director retirement age and tenure;

•	retain and terminate any search firm to be used to identify director candidates; and

•	consider shareholder nominations, consistent with our bylaws and applicable law.
The Nominating Committee considers the following nomination criteria regarding Board membership:
•	the appropriate size of the Board;

•	the needs of the Company with respect to the particular talents and experience of its Directors;

•	a nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions, and the knowledge, skills and experience already possessed by other members of the Board;

•	a nominee’s familiarity with the semiconductor industry;

•	a nominee’s experience in political affairs;

•	a nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspectives provided by new Board members.
The Company’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experiences. In doing so, the Nominating Committee will also consider candidates with appropriate non-business backgrounds. Other than the foregoing, there are no stated criteria for Director nominees, although the Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. However, the Nominating Committee does believe it appropriate for at least one, and preferably, several, members of the Board to meet the criteria for an “audit committee financial expert,” as defined by Commission rules, and to have past employment experience in finance and accounting sufficient to meet the financial sophistication rules under NASDAQ listing standards. The Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board. The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Nominating Committee decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Nominating Committee may engage in research to identify qualified individuals. For example, the Nominating Committee identified Mr. Barton as a candidate for the Board with the assistance of a third-party search firm. Ms. King was appointed as a director pursuant to the Agreement and Plan of Merger entered into in connection with the AMI merger. For a description of the procedure for stockholder nominations, see “Miscellaneous Information—Stockholder Nominations and Proposals” below.

The Board has determined that each current member of the Nominating Committee is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Nominating Committee met 4 times in 2007.
Special and Other Committees: In 2007, the Board deemed it desirable and in the best interest of the Company to form various special committees and independent committees.

Compensation of Directors*

					Change in
					Pension Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock		Incentive Plan	Deferred	All Other
	in Cash	Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($)	Earnings	($)	($)
Richard W. Boyce	0	50,436	6,080	0	0	0	56,516
Kevin R. Burns	0	50,436	6,080	0	0	0	56,516
Justin T. Chang	0	50,436	6,080	0	0	0	56,516
Curtis J. Crawford	85,000	50,436	6,080	0	0	0	141,516
Jerome N. Gregoire	52,500	50,436	6,080	0	0	0	109,016
Emmanuel T. Hernandez	72,500	50,436	6,080	0	0	0	129,016
Phillip D. Hester	47,500	26,553	18,183	0	0	0	92,236
Keith D. Jackson (4)	0	0	0	0	0	0	0
John W. Marren (5)	30,827	50,436	6,080	0	0	0	87,343
J. Daniel McCranie	154,500	50,436	21,832	0	0	0	226,768
Robert H. Smith (6)	91,750	50,436	6,080	0	0	0	148,266

*	This table includes compensation for 2007 for all persons who served as directors at any time during 2007.

(1)	This column includes annual retainer and meeting fees earned for 2007 regardless of when paid. During the period in 2007 in which TPG beneficially owned our common stock, the TPG Related Directors waived their Board and committee cash retainer and meeting fees.

(2)	This column includes the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2007 with respect to awards of restricted stock units (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). Grant date fair value is the closing price on the date of grant for stock unit awards. These awards are further described in the “Discussion of Director Compensation” below. We did not make awards of restricted stock units to directors prior to 2006. As of December 31, 2007, each active director (other than Mr. Jackson) held 17,500 restricted stock units, except for Mr. Hester who held 10,500 restricted stock units. With respect to Mr. Jackson, see footnote (8). The grant date fair value of each restricted stock unit award made in 2007 computed in accordance with FAS 123R is as follows: Mr. Boyce — $96,684; Mr. Burns — $96,684; Mr. Chang — $96,684; Mr. Crawford — $96,684; Mr. Gregoire — $96,684; Mr. Hernandez — $96,684; Mr. Hester — $96,684; Mr. Marren — $96,684; Mr. McCranie — $96,684; and Mr. Smith — $96,684. Each of Messrs. Boyce, Burns, and Gregoire resigned in 2007 and Mr. Chang’s term ended at the 2007 annual meeting, and their restricted stock units expired unvested.

(3)	This column includes the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2007 with respect to awards of options (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). The amount described includes the fiscal year 2007 compensation cost for awards made in 2007 and in prior years, using the FAS 123R modified prospective transition method. The fair value of each option grant in 2005 and thereafter is estimated on the date of grant using a lattice-based option valuation model. In years prior to 2005, we used the Black-Scholes option-pricing model to calculate the fair value of the options. The lattice based model uses: 1) a constant volatility; 2) an employee exercise behavior model (based on an analysis of historical exercise behavior); and 3) the treasury yield curve to calculate the fair value of each option. The Black-Scholes assumptions used in valuing grants prior to 2005 and the Black-Scholes assumptions equivalents for grants valued in 2005 and thereafter are included in the table below. We describe these options in more detail in the “Discussion of Director Compensation” below. In 2007, there were no grants of stock options to directors other than Mr. Jackson. With respect to Mr. Jackson, see footnote (8) below. As of December 31, 2007, the following directors held stock options to purchase common stock in the following amounts: Mr. Crawford — 34,000; Mr. Hernandez — 34,000; Mr. Hester — 20,000; Mr. Marren — 34,000; Mr. McCranie — 24,822; and Mr. Smith — 20,000.

The following table sets forth the assumptions in our calculations of grant date fair values for options held by the listed Directors (other than Mr. Jackson) for which expense is recognized in the financial statements in fiscal 2007:

			Expected	Risk-Free	Dividend	2007
	Grant	Volatility	Life	Interest	Yield	Expense
Name	Date	%	(Years)	Rate (%)	($)	($)
Richard Boyce	2/17/2005	59.4%	3.48	3.6%	0	5,110
Richard Boyce	2/5/2004	70.0%	5.00	3.2%	0	970

Kevin Burns	2/17/2005	59.4%	3.48	3.6%	0	5,110
Kevin Burns	3/5/2004	70.0%	5.00	2.8%	0	6,275

Justin Chang	2/17/2005	59.4%	3.48	3.6%	0	5,110
Justin Chang	2/5/2004	70.0%	5.00	3.2%	0	970

Curtis Crawford	2/17/2005	59.4%	3.48	3.6%	0	5,110
Curtis Crawford	2/5/2004	70.0%	5.00	3.2%	0	970

Jerome N. Gregoire	2/17/2005	59.4%	3.48	3.6%	0	5,110
Jerome N. Gregoire	2/5/2004	70.0%	5.00	3.2%	0	970

Emmanual Hernandez	2/17/2005	59.4%	3.48	3.6%	0	5,110
Emmanual Hernandez	2/5/2004	70.0%	5.00	3.2%	0	970

Phillip Hester	9/5/2006	54.1%	3.78	4.7%	0	18,183

John Marren	2/17/2005	59.4%	3.48	3.6%	0	5,110
John Marren	2/5/2004	70.0%	5.00	3.2%	0	970

J. Daniel McCranie	2/17/2005	59.4%	3.48	3.6%	0	5,110
J. Daniel McCranie	2/10/2005	61.7%	2.82	3.4%	0	15,752
J. Daniel McCranie	2/5/2004	70.0%	5.00	3.2%	0	970

Robert Smith	8/18/2005	59.6%	3.50	4.1%	0	16,052

(4)	Mr. Jackson is a Named Executive Officer and his compensation is set forth below in the Summary Compensation Table. Mr. Jackson did not receive any additional compensation in connection with his service as a director.

(5)	Mr. Marren resigned from the Board effective February 14, 2008.

(6)	Mr. Smith was appointed Chairman of the Compensation Committee on March 28, 2007 and received compensation in that capacity for the second, third, and fourth quarters of fiscal 2007.
Discussion of Director Compensation
On March 23, 2006, our Board of Directors, upon recommendation of the Compensation Committee, approved changes to the compensation arrangements for Outside Directors, effective April 1, 2006. We describe the compensation program in effect in 2007 below. In establishing this program, the Compensation Committee obtained and considered a report from Mercer Human Resource Consulting (now Mercer (US) Inc.), its outside compensation consultant, on the competitiveness and design of compensation for the Outside Directors. The Compensation Committee reconsidered the compensation of Outside Directors in early 2007 without making any changes to the program. See “The Board of Directors and Corporate Governance—Committees of the Board—Compensation Committee” for a description of the authority of the Compensation Committee.
Retainers:
Under the program in 2007, we paid an annual cash retainer:
•	to Outside Directors of $45,000 per year;

•	to the Chair of the Audit Committee of $20,000 per year;

•	to the non-Chair members of the Audit Committee of $15,000 per year;

•	to the Chair of the Compensation Committee of $15,000 per year;

•	to the non-Chair members of the Compensation Committee of $10,000 per year; and

•	to the Chairman of the Board of $100,000 per year.
Meeting Fees:
We paid meeting fees of $1,500 per meeting for in person attendance at Board meetings and $500 for attending Board meetings telephonically, but only after a member had attended more than six Board meetings during the calendar year. We paid meeting fees of $1,500 per meeting for in person attendance at committee (including special committee) meetings and $500 for attending committee (including special committee) meetings telephonically, but only after a member had attended more than eight such committee meetings during the calendar year.
Equity Compensation:
Consistent with past practice, when an individual initially became a member of the Board, we granted him or her a stock option (or other comparable equity-based compensation) to purchase a certain number of shares our common stock, with equal pro rata vesting over a three year period beginning on the first anniversary of the grant date, at an exercise price equal to the fair market value of the stock on the grant date, and subject to the terms of the SIP and a relevant stock option grant agreement. We made an annual award to each Director of restricted stock units (“RSUs”) (or other comparable equity-based compensation) providing for automatic conversion to shares of our common stock upon vesting, with equal pro rata vesting over a three year period beginning on the first anniversary of the award date, and subject to the terms of the SIP and a relevant award agreement.
Effective March 5, 2007, the Board granted to each of our Outside Directors an award of 10,500 RSUs under the SIP (“2007 Awards”). The 2007 Awards provide for the automatic conversion to 10,500 shares of our common stock upon vesting. Vesting will occur pro rata over a three-year period beginning on the first anniversary of the award date, subject to continued service as a Board member and additional terms and provisions under the SIP and the relevant award agreement.

Other:
We reimbursed Outside Directors for reasonable expenses incurred to attend Board and Committee meetings and to perform other relevant Board duties. Employee Directors do not receive any additional compensation for their services as a member of the Board.
During the period in 2007 in which TPG beneficially owned our common stock, the TPG Related Directors waived their Board and committee cash retainer and meeting fees.
In February 2008, the Compensation Committee and the Board approved changes to the compensation program for our Outside Directors. In considering these changes, the Compensation Committee hired, and was advised by, the outside consulting firm of Meyercord & Associates, Inc. Beginning as of January 1, 2008, the annual retainer payable to each director was increased to $59,000 per year, but we will not make separate payments for attendance at Board or Committee meetings. The annual payments to the non-chair members of the Audit Committee and the Compensation Committee were reduced to $10,000 and $7,500, respectively. We will pay an annual fee of $8,000 to the chairmen of each of the Nominating Committee and the Corporate Governance and Executive Committee, and of $4,000 to the non-chair members of those Committees. New Directors will continue to receive an option to purchase 20,000 shares of our common stock as described above, but the annual equity award will be determined each year in an amount allowing total Director compensation to be at or about the mid-point of our peer group, based on a study to be provided by a compensation consultant chosen and hired by the Compensation Committee. We will calculate the annual equity award by subtracting $76,000 (the cash compensation earned by a “baseline” board member who receives the annual retainer of $59,000 and also serves on both the audit and compensation committees) from the midpoint total compensation amount determined as described above, and dividing the resulting amount by the closing stock price on the date of grant. We currently contemplate that the grants will be made under the SIP in the form of restricted stock that vests at or about the date of grant. When a director is appointed after the date of the annual grant, the award amount will be prorated based on the period of the year during which the director serves.
Corporate Governance Principles
The ON Semiconductor Corporation Corporate Governance Principles were originally adopted by the Board in 2003 and subsequently amended on November 16, 2006 and January 1, 2008 (“Principles”). These Principles provide guidance for all types of corporate governance matters and are available on our website at www.onsemi.com. Among other matters, the Principles include the following items:
The Role of Board and Management. Our business is conducted by our employees, managers and officers, under the direction of the CEO and the oversight of the Board to enhance the long-term value of the Company for its stockholders. Both our Board and management realize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, ON Semiconductor communities, government officials and the public at large.
Functions of the Board. The Board has at least four regularly scheduled meetings a year, and may choose to schedule additional meetings, at which it reviews and discusses reports by management on our performance. In addition to general oversight of management, the Board and its committees also perform specific functions, including selection of the CEO, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions, assessing risks and ensuring that processes are in place for maintaining the integrity of the Company for the benefit of its stakeholders.
Qualifications. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. See “Proposal 1—Election of Directors” above, regarding classification of Directors, and “—Committees of the Board—Nominating Committee” above, regarding the qualifications we seek in our Directors. The recent amendments to the Principles require that Directors shall limit the number of boards of public or private companies (excluding non-profits and subsidiaries) on which they serve to no more than four for non-management directors (i.e., a Director not holding management positions at the Company) and no more than two for Directors holding management positions at the Company, taking into account a Director’s attendance, participation and effectiveness on these boards. Existing Directors who exceed these board limits are expected to develop and implement a plan to reduce the number of boards upon which they serve within a reasonable timeframe in order to comply with these limitations. The number of audit committees on which the members of the Company’s Audit Committee may sit concurrently shall be reviewed annually by the Nominating and Corporate Governance and Executive Committees. In addition, once a Director reaches the age of 75 the Board shall not, under any circumstances, nominate such Director for re-election and such Director shall not stand for re-election.

Independence of Directors. We will seek to have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant Commission, NASDAQ and other applicable rules and regulations.
Board Committees. See “Committees of the Board” above, for information regarding committees established by the Board.
Compensation of the Board. The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for Outside Directors. In determining compensation and benefits, the Compensation Committee is guided by three goals: compensation should fairly pay Directors for work required in a company of our size and scope; compensation should align Directors’ interests with the long-term interests of stockholders; and the structures of the compensation should be simple, transparent and easy for stockholders to understand. Generally, the Compensation Committee believes that these goals will be served by compensating Outside Directors with cash and/or equity based awards.
Directors’ and Officers’ Stock Ownership Guidelines. In order to align Directors’ and officers’ interests and objectives with those of shareholders and further promote the Company’s longstanding commitment to sound corporate governance, the Company has also established guidelines for Company stock ownership. Directors who are not officers are required to hold Company stock in an amount equal to a minimum of two times the annual director retainer fee set for non-chair directors and subject to the terms and conditions set forth in the Corporate Governance Principles. There will be a transition period of four (4) years from January 1, 2008 for current Directors to achieve the guideline ownership. New Directors will be expected to meet the ownership requirement within four (4) years of commencing service on the Board. If a Director fails to attain this stock ownership guideline within the specified four-year period, the Chairman of the Board will meet with the relevant Director to formulate an individualized and structured plan to ensure compliance. Notwithstanding the preceding, if the Director continues to fail to comply within the specified time period allotted within the individualized plan, the Director will not be eligible to stand for re-election at the next shareholder meeting at which that Director’s class is up for re-election. Stock that qualifies towards satisfaction of these stock ownership guidelines for Directors includes:
•	Shares purchased on the open market;

•	Shares obtained through exercises of stock options granted by the Company;

•	Vested stock units from restricted stock units (“RSUs”) granted by the Company; and

•	Shares owned jointly with, or separately by a spouse and/or minor children.
Officers of the Company and the Company’s subsidiary Semiconductor Components Industries, LLC are required to hold Company stock in an amount equal to a minimum of a multiple of base salary as follows: (i) Chief Executive Officer — three times annual base salary; (ii) Executive Vice Presidents — two times annual base salary; and (iii) Senior Vice Presidents — one times annual base salary. Officers subject to the guideline as of January 1, 2008 are expected to meet the ownership requirement within four (4) years of such date. For current officers subject to the guideline as of January 1, 2008, the guideline is established using each person’s annual base salary on January 1, 2008 and the average closing price of the Company’s common stock as calculated under the guideline. For officers that become subject to the guideline after January 1, 2008, the individual guideline will be established based upon their annual base salary at the time they become subject to the guideline and the average closing price of the Company’s common stock as calculated under the guideline. Once established, an officer’s guideline will generally not change as a result of changes in the person’s annual base salary or fluctuations in the Company’s common stock price. Stock that qualifies towards satisfaction of these stock ownership guidelines for officers includes:
•	Shares purchased on the open market;

•	Shares obtained through exercises of stock options granted by the Company;

•	Vested stock units from RSUs granted by the Company;

•	Shares obtained through the Company’s Employee Stock Purchase Plan; and

•	Shares owned jointly with, or separately by a spouse and/or minor children.
If an officer fails to meet these stock ownership guidelines within the specified four-year period, the CEO will meet with the relevant officer to formulate an individualized and structured plan to ensure compliance. These guidelines may be waived for Directors and officers, at the discretion of the Corporate Governance and Executive Committee, if compliance would create severe hardship or for other good reasons. It is expected that these instances will be rare.
Other Matters. The Principles include a discussion of Board membership and selection, the annual self-examination by the Directors and determination of the Board agenda, the process available for reporting concerns to the Audit Committee relating to our accounting and auditing matters, compensation of the Board, and other matters typical of Boards of Directors of other publicly traded semiconductor or peer companies.

Code of Business Conduct
We have adopted a broad Code of Business Conduct (“Code”) for Directors and employees. Within this Code is a Financial Code of Ethics that applies to our CEO, Chief Financial Officer, Principal Accounting Officer or Controller, and other persons performing similar functions, as well as to our Directors and each member of our Finance Department. We believe that the Code satisfies the standards promulgated by the Commission and NASDAQ. The Code, including future amendments, is available free of charge on our website at www.onsemi.com. To receive a copy, you may also write to our Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, AZ 85008, call our Investor Relations at 602-244-3437, or email your request to investor@onsemi.com.
Compliance and Ethics Program
We have a Compliance and Ethics Program designed to prevent and detect violations of the Code, other standards of conduct and the law. A major goal of the Compliance and Ethics Program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Company to raise compliance and ethics concerns to our Chief Compliance and Ethics Officer with respect to our employees, Directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling the Compliance and Ethics Hotline telephone number at 800-243-0186 from the U.S., Bermuda or Puerto Rico, or, if you are outside of these areas, calling (i) AT&T country access code +800-243-0186 if you are dialing from an analog telephone or (ii) AT&T country access code +##800-243-0186 if you are dialing from a digital telephone; if you are outside the U.S. you may also call 602-244-3839; (2) mailing a note to George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer, and Secretary at ON Semiconductor Law Department, M/D-A700, 5005 E. McDowell Road, Phoenix, AZ 85008; or (3) emailing a note to Mr. Cave at sonny.cave@onsemi.com.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The purpose of this CD&A is to provide material information about our compensation objectives and policies and to explain and put into context the material elements of the disclosure which follows in this proxy statement with respect to the compensation of our Named Executive Officers. We describe our Named Executive Officers and how they were determined in the section of this proxy statement entitled “Compensation of Executive Officers.”
Compensation Philosophy and Guiding Principles. Our Compensation Committee is responsible for setting our compensation philosophy and guiding principles and for monitoring their effectiveness.
The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term, while accomplishing our long-term plans and goals. We believe that this philosophy should apply to all our employees, with a more significant level of variability and compensation generally at risk as an employee’s level of responsibility increases. Our compensation philosophy is focused on the following core principles:
Market or Peer Company Comparison. Our Compensation Committee, with the assistance of outside consultants, analyzes market compensation data, giving the greatest weight to the data from our market competitors in the semiconductor and electronic sectors of the high technology field. Our compensation programs must be competitive with those of our peer companies in order to retain our senior executives. As a general rule, as Company performance exceeds or is less than that of peer companies, compensation delivered to our executives should adjust in a commensurate manner.
Pay for Performance. A portion of compensation should be tied to an individual’s performance, both to incentivize goal-oriented performance and to reward individual contributions to our performance.
Alignment with Stockholder Interests. In general, achieving acceptable and expected corporate results and performance are a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to discretionary payments of variable pay and long-term incentives. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, a portion of executive compensation is comprised of stock incentives, including time-based options and restricted stock unit awards, so that executives’ interests are further aligned with those of our stockholders.
Retention. Finally, we believe that our compensation program must be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. For instance, we generally enter into employment agreements with our Named Executive Officers and other senior executives, which typically contain severance and change of control arrangements. We discuss these arrangements in more detail below in this CD&A under the heading “Elements of our Compensation Program—Severance and Change in Control Agreements.” Our time-based option grants and restricted stock unit awards are designed to retain our officers and other employees, while also accomplishing our other compensation goals and objectives.
Purpose of Compensation. Ultimately, we believe that our compensation program should be designed to reward performance, both individual and corporate. With satisfactory corporate performance, we attempt to deliver a competitive rewards package comprised of base pay, variable pay, long-term incentives and other benefits, as explained in more detail in the section of this CD&A entitled “Elements of our Compensation Program.” Even if a particular award is not performance-based per se, the Compensation Committee considers corporate and individual performance in making compensation decisions.
While our emphasis is on performance incentives, a competitive compensation program must also have elements that are not solely performance-based in order to be competitive in attracting and retaining talented executives. However, we attempt to set these elements at a level that is consistent with our performance objectives.
Annual incentives in our compensation program are principally cash-based. Annual incentives promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for our shareholders. Long-term incentives in our compensation program are principally stock-based. The aim of the long-term incentives is to motivate long-term performance while promoting key employee retention. The long-term incentive grants also afford the officer the opportunity to increase stock ownership, which aligns the officer’s interest with that of our shareholders.
In 2006, we added RSUs to our long-term incentive program, which prior to that time was based solely on options. Generally, we now provide long-term incentives in the ratio of one-third RSUs and two-thirds options. Although the options and RSUs granted as part of our regular compensation program have solely time-based vesting, the value of the options and RSUs increases or decreases with the value of our stock, which also aligns the officer’s interests with the interests of our shareholders. In late 2007, we also made special retention grants of RSUs to Mr. Jackson and Mr. Colvin that have both time-based and performance elements. These awards are described in more detail below in this CD&A under the heading “Elements of our Compensation Program—Long-Term Incentives.”
Processes and Procedures For Considering and Determining
Executive Compensation
Our Compensation Committee is primarily responsible for monitoring, annually reviewing and approving the goals and objectives relevant to our compensation programs for our Named Executive Officers, including the CEO, and for establishing compensation for these officers. Our Board of Directors approves any employment agreement entered into with the CEO or other Named Executive Officers. We include a more detailed description of the responsibilities of the Compensation Committee above in this proxy statement under the heading “The Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee.” In the material below, we describe the process used and factors considered by the Compensation Committee in setting 2007 executive compensation for the Named Executive Officers.
Role of Compensation Consultants. In 2006, the Compensation Committee retained Mercer Human Resource Consulting, now Mercer (US) Inc. (the “Outside Consulting Firm”), to evaluate and report to the Compensation Committee on the competitiveness of the total remuneration program for our most senior executives. This engagement involved the review of base salary, annual incentives and long-term incentives in the context of the market and represented an update to a similar analysis conducted by the Outside Consulting Firm in 2005. The Compensation Committee also retained the Outside Consulting Firm to provide additional consulting services in 2006, and received reports from the consultant on:
•	alternatives for the structure and design of long-term incentive compensation;

•	a review of our executive perquisites in the context of competitive market data; and

•	the competitiveness and design of compensation for our outside directors.
The Compensation Committee considered the information provided in these reports, as appropriate, to establish fiscal 2007 compensation of our Named Executive Officers.
From time to time, the Compensation Committee requests other information, advice and recommendations from the Outside Consulting Firm as it deems appropriate in order to assist it in structuring and evaluating the Company’s executive compensation programs, plans, and practices. For instance, the Compensation Committee consulted with the Outside Consulting Firm prior to making certain special retention grants to Messrs. Jackson and Colvin in September 2007. Ultimately, the Compensation Committee’s decisions about the executive compensation program, including the specific amounts paid to executive officers, are its own and reflect factors and considerations other than the information and recommendations provided by the Outside Consulting Firm.
We discuss the reports and recommendations of the Outside Consulting Firm with respect to 2007 compensation of our Named Executive Officers in more detail below in the sections of this CD&A entitled “Market Data and Benchmarking” and “Elements of our Compensation Program.”
Role of Senior Officers in Determining Executive Compensation. The Compensation Committee, or the Board upon recommendation of the Compensation Committee, made all compensation decisions related to our Named Executive Officer compensation in fiscal 2007. However, our CEO and other senior officers regularly provided information and recommendations to the Compensation Committee on the performance of the executive officers, the structure and components of our compensation programs and of specific grants, appropriate levels of compensation, including equity grants, and the targets for corporate and business unit performance or other goals for our annual incentive program and for the awards of performance-based RSUs made in September 2007. The officers also assist the Committee in determining the level of achievement of these performance targets, including the determination of the adjusted EBITDA amount for our annual incentive program as described below, and provide other information specifically requested by the Compensation Committee from time to time. The seniors officers also provided information to the Outside Consulting Firm at the request of the Compensation Committee or such consultants and worked with such consultants to develop proposals for executive compensation planning and implementation. Mr. Jackson did not make recommendations or requests or otherwise attempt to influence the Compensation Committee with respect to his own compensation in 2007.
Market Data and Benchmarking
In setting 2007 compensation for our Named Executive Officers, the Compensation Committee used data provided by the Outside Consulting Firm to assist in structuring the compensation packages. In November 2006, the Outside Consulting Firm provided a report to the Compensation Committee on the competitiveness of the total remuneration program for our then thirteen most senior executives. The consultant reviewed base salary, annual incentive (target opportunity and actual) and long-term incentives in the context of the market. It also identified alternative long-term equity incentive vehicles reflecting current market trends and best practices. The Outside Consulting Firm utilized market data from the 2005 Radford Total Compensation Survey and peer proxy statements. The peer group used for purposes of compensation comparisons consisted of the same companies used in 2005, namely: Vishay Intertechnology Inc., National Semiconductor Corporation, LSI Logic Corporation, Maxim Integrated Products, Inc., LAM Research Corp., Fairchild Semiconductor International, Inc., Novellus Systems Inc., International Rectifier Corp., MEMC Electronic Materials Inc., Linear Technology Corporation, Teradyne Inc., Microchip Technology Inc., Cypress Semiconductor Corp., Conexant Systems Inc., and Intersil Corp (the “peer group”). We identified these peer companies, together with the Outside Consulting Firm, because these are companies with whom we compete for talent and/or customers and their revenues fall within a range that is generally comparable to our revenues. The Compensation Committee annually evaluates the continued appropriateness of the peer group with the assistance of management and the Outside Consulting Firm.
The report determined the comparison market for the executive officers by giving equivalent weight to the Radford Total Compensation Survey and proxy statement disclosure for the peer group. In evaluating the competitiveness of compensation, the report compares senior executives to their functional matches (e.g., CFO is compared to peer company CFOs). The 2006 report included an analysis of the compensation of each of our Named Executive Officers, except Mr. Nelson because he did not begin his employment with us until May 2007.
In brief summary, the report concluded the following. Base salaries and target bonus opportunities generally approximated the market median. Actual incentives were generally between market median and the 75th percentile. The CEO salary was positioned below market median, while target bonus opportunity approximated the median, resulting in target total cash compensation between the market 25th percentile and median. Our stock option grant values were on average below the market median, largely due to our share price at that time. Because of the below-market long-term incentive grant values, total direct compensation was generally below market median, but there is significant variation among individuals. Our introduction of RSU grants to senior executives in 2006 was in line with the recent trend among peer companies and the broader marketplace to diversify long-term incentive equity vehicles. The report also showed that for each Named Executive Officer, except Mr. Nelson, who was hired effective May 1, 2007 and was not included in the report, (i) base salary as a percentage of the market median was as follows: Mr. Jackson — 88%; Mr. Colvin -105%; Mr. George — 109%; and Mr. Mahoney — 104%; (ii) total target cash compensation (base salary plus target annual incentive) was as follows: Mr. Jackson — 90%; Mr. Colvin — 105%; Mr. George — 103%; and Mr. Mahoney — 102%; and (iii) total direct compensation (total target cash compensation plus long-term incentive grants) as a percentage of the market median was as follows: Mr. Jackson — 64%; Mr. Colvin — 117%; Mr. George — 120%; and Mr. Mahoney — 71%.
In general, we target the market median for each element of compensation, recognizing that critical skill sets or above median performance may justify pay levels above median. We also use the benchmarking data to allocate between cash and non-cash compensation and between short-term and long-term incentive compensation.
Tally Sheets and Other Factors. The Compensation Committee takes into account the benchmarking inherent in the Outside Consulting Firm’s reports and its recommendations as to competitiveness and the structure of compensation in determining compensation for the Named Executive Officers. Prior to approving awards, the Compensation Committee generally considers the implications of the awards in terms of variance from the 50th percentile in the benchmarking data. However, the Compensation Committee also focuses on the executive’s individual responsibilities, skills, expertise and value added through performance, internal equity, prior award accumulation, and other factors, and applies these views in conjunction with the information provided by the consultant.

The performance of each officer is formally reviewed by management and shared with the Compensation Committee prior to the Committee’s annual determinations with respect to salary adjustments and long-term incentive awards. Management presents the Compensation Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, his or her strengths, areas of improvement and development plans. The Compensation Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance and the CEO performance criteria established under the annual incentive plan.
The Compensation Committee considers each component of executive compensation in light of total compensation. In considering adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then outstanding equity grants. The Compensation Committee receives tally sheets for each executive officer prior to its annual determinations with respect to salary adjustments and long-term incentive awards. The tally sheets include compensation information for the five preceding years, with total cash compensation, total long-term incentive, and total compensation values. The tally sheets include gains from option exercises and the value of outstanding award opportunity. Finally, the Compensation Committee will consider other external factors that it considers relevant, such as the financial condition of the Company and other issues facing it at the time.
The Compensation Committee also considers contractual commitments in determining or recommending executive pay. Each of the Named Executive Officers has entered into an employment agreement with us. The employment agreements generally provide for an initial level of annual salary, a target percentage of annual salary that can be earned pursuant to the annual incentive plans, and a certain level of perquisites. They also generally provide for certain payments in the event of termination of employment of the Named Executive Officer. The employment agreement of each Named Executive Officer is described below under the heading “Compensation of Executive Officers — Employment, Severance and Change in Control Agreements and Arrangements” in this proxy statement. The terms of these arrangements were approved by the Compensation Committee and the Board after considering the aggregate of these obligations in the context of the desirability of hiring or retaining the applicable officer.
While the Compensation Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation.
Elements of our Compensation Program
Our compensation plans are designed to provide a competitive total compensation package consistent with our performance in the marketplace. The compensation program for each of our executives includes:
•	base salary, aimed at a competitive mid-market level;

•	semi-annual cash incentive awards tied to specific, quantifiable and objective performance measures based on a combination of corporate and individual goals;

•	annual equity awards, based on corporate and individual performance;

•	severance and change of control agreements;

•	perquisites; and

•	other benefits plans and programs.
While executives have more of their total compensation at risk than other employees, the principles that serve as the basis for executive compensation practices generally apply to the compensation plans for all employees; namely, corporate and individual performance drive incentive compensation.
Base Salary. The Named Executive Officers have employment agreements that specify the initial level of salary to which they are entitled. Such employment agreements provide that this initial level of salary is subject to review by our Board of Directors or the Compensation Committee from time to time. The base salary that each Named Executive Officer received in fiscal 2007 is set forth in the Summary Compensation Table below in the column “Salary.”
In 2007, the Compensation Committee approved base salary increases for the Named Executive Officers of 10% for Mr. Jackson, 6.5% for Mr. Colvin, 2.1% for Mr. George and 4.7% for Mr. Mahoney. These increases were made to maintain the competitiveness of base salary for these officers vis-à-vis the peer group and survey data after taking into account the other considerations we describe above.
Semi-Annual Cash Incentive Programs. We make semi-annual cash incentive awards to our executive officers under our 2007 Executive Incentive Plan (“Executive Incentive Plan”), which is designed to qualify under Section 162(m) of the Internal Revenue

Code of 1986, as amended (the “Internal Revenue Code”). We discuss Section 162(m) below in this CD&A under the heading “Impact of Taxation and Accounting Considerations on Executive Compensation.” The purpose of the Executive Incentive Plan is to increase stockholder value by providing a tax deductible incentive for key executives to achieve our strategic and financial goals and to perform to the best of their abilities. In our cash incentive award program, we intentionally utilize the same corporate metrics that determine the executives’ variable pay opportunities at all levels throughout the Company.
A semi-annual program allows us to plan for the future while adjusting to the rapidly changing semiconductor market. For each semi-annual period, the Compensation Committee determines a participant’s total bonus based on a percentage applied to the base salary of the employee, and the achievement of objective individual and corporate performance criteria set by the Compensation Committee. In 2007, our Compensation Committee set, and our Board approved, a certain minimum adjusted Earnings Before Income Taxes, Depreciation and Amortization (“Adjusted EBITDA”) target for each semi-annual period that must be achieved in order for Named Executive Officers to qualify for any bonus awards. Adjusted EBITDA is EBITDA adjusted for restructuring, asset impairment and other charges, net; loss on debt prepayment; and other infrequent or unusual items as determined or approved by the Compensation Committee. In addition to the target level, the Compensation Committee also established a threshold Adjusted EBITDA level and a stretch Adjusted EBITDA level. Under our program, once we have achieved the threshold Adjusted EBITDA level for a six-month period, a pool of available monies for bonus awards is funded based on the level of Adjusted EBITDA actually achieved in excess of the threshold, but no amounts are paid out unless the threshold Adjusted EBITDA level is exceeded. If the target Adjusted EBITDA level is achieved, we fund the bonus pool at 100% of a predetermined estimate with minor adjustments. If the stretch Adjusted EBITDA level is achieved, we fund the bonus pool at 150% of the target amount.
We believe that the “stretch” corporate performance goals we have historically established have been difficult to achieve and represent excellent performance that should be rewarded with a bonus pool that is at or near the maximum amount set by the Compensation Committee. For instance, in the eight semi-annual bonus periods from 2004 to 2007, we have averaged 92% of “target” Adjusted EBITDA levels.
If the threshold Adjusted EBITDA level has been exceeded, then, once the bonus pool has been established, bonus awards are calculated and earned based on certain pre-specified targets tailored to each Named Executive Officer. All individual goals have a threshold amount, a target amount and a stretch amount. We pay bonus awards, if any, in a manner consistent with the level of achievement of such goals. As with the corporate performance goals, the purpose of this three-tiered structure is to establish a range of acceptable individual performance, which begins at a minimum performance standard (“threshold”) and ends at a heightened performance standard (“stretch”). As discussed above, stretch performance represents excellent performance that should be rewarded with a bonus award that is at or near the maximum amount set for the executive officer by the Compensation Committee.
The Compensation Committee establishes the corporate and individual goals and parameters for the semi-annual cash incentive programs based on our historical results, budget, financial and other external factors then affecting the Company, and shareholder expectations, as well as recommendations of management. The Compensation Committee also uses the competitive data provided by the Outside Consulting Firm and the other considerations we describe above to establish the targets for the Named Executive Officers. Individual business unit goals that can be directly correlated to Adjusted EBITDA are determined at levels that, if achieved at target, would contribute to Adjusted EBITDA being achieved at target. However, some of the business units metrics, like quality goals and customer satisfaction, are not directly correlated to Adjusted EBITDA. We attempt to set business unit goals, and the weightings among the goals, generally with a balance of factors relating to employees, customers, operations, and financial metrics.
As provided in our bonus plans, the calculation and amount of the award, if any, to each participant is in the discretion of the Compensation Committee. Under the Executive Incentive Plan, the Compensation Committee may determine not to approve an award for any or all officers or to reduce the amount of any such award, even if the targets are met.
Cash Incentive Awards for the First Half of 2007. Award opportunities for the first half of 2007 (expressed as a percentage of the officer’s base salary) for the Named Executive Officers were based on the following performance measures (weighted according to the indicated percentages) and assuming attainment of the threshold Adjusted EBITDA amount for this period (Mr. Nelson is excluded because he was not eligible for a cash bonus in the first half of 2007):

Officer	Performance Measure(s) and Related Weighted Percentages	Award Opportunity
Keith Jackson	Corporate Revenue (20%); Corporate Gross Margin (20%); Corporate Adjusted EBITDA (20%); Strategic Account Revenue (20%); and Corporate New Product Revenue (20%)	Threshold (0%) Target (100%) Maximum (225%)

Donald Colvin	Corporate Revenue (25%); Corporate Gross Margin (25%); Corporate Adjusted EBITDA (25%); Balance Sheet Refinancing/Improvement Projects (10%); and Tax Plan Project (15%)	Threshold (0%) Target (65%) Maximum (146%)

William George	Corporate Revenue (15%); Corporate Gross Margin (20%); Operations Cost Reductions (15%); Execute Capacity Programs to Critical Milestones (10%); Major Quality Spills Reduction (10%); Execute Key Manufacturing Programs to Critical Milestones (15%); and On-time Delivery to Customer Request Date for Strategic Accounts (15%)	Threshold (0%) Target (60%) Maximum (135%)

Robert C. Mahoney	Corporate Revenue (25%); Corporate Gross Margin (15%); Strategic Account Revenue (20%); Corporate New Product Revenue (15%); Distribution Revenue (15%); and On-time Delivery to Customer Request Date for Strategic Accounts (10%)	Threshold (0%) Target (60%) Maximum (135%)
Threshold, target and stretch Adjusted EBITDA levels for the first half of 2007 were $149 million, $179 million, and $193 million, respectively. Due to the fact that our Adjusted EBITDA for the first half of 2007 was $174.2 million, which was above our “threshold” goal of $149 million and below our “target” goal of $179 million, the Compensation Committee was able to make payouts at levels in between these two marks, subject to the achievement and scoring of individual goals. Threshold, target and stretch corporate revenue goals for the first half of 2007 were $715 million, $780 million and $800 million, respectively. Threshold, target and stretch corporate gross margin goals for the first half of 2007 were $252 million, $290 million and $307 million, respectively. The following chart shows the achievement level (expressed as a percentage of base salary) for each of our Named Executive Officers (Mr. Nelson is excluded because he was not eligible for a cash bonus in the first half of 2007):

Officer	Award Percentage Achieved	Amount Paid

Keith Jackson	69.7%	$207,473
Donald Colvin	55.6%	$103,165
William George	60.4%	$110,869
Robert Mahoney	48.3%	$77,268
Cash Incentive Awards for the Second Half of 2007. We also made awards to our Named Executive Officers for the second half of 2007 under the Executive Incentive Plan. Award opportunities for the second half of 2007 (expressed as a percentage of the officer’s base salary) for the Named Executive Officers were based on the following performance measures (weighted according to the indicated percentages) and assuming attainment of the threshold Adjusted EBITDA amount for this period:

Officer	Performance Measure(s) and Related Weighted Percentages	Award Opportunity
Keith Jackson	Corporate Revenue (15%); Corporate Gross Margin (15%); Adjusted EBITDA (15%); Strategic Account Revenue (20%); Corporate New Product Revenue (20%); Manufacturing Cost Savings (7.5%); and Re-engineering Plan to Achieve Cost Savings (7.5%)	Threshold (0%) Target (100%) Maximum (225%)

Donald Colvin	Corporate Revenue (25%); Corporate Gross Margin (25%); Adjusted EBITDA (20%); Off-Shore Milestone Projects (10%); Financial Transactions (10%); Manufacturing Cost Savings (5%); and Re-engineering Plan to Achieve Cost Savings (5%)	Threshold (0%) Target (65%) Maximum (146%)

William George	Corporate Revenue (20%); Adjusted EBITDA (30%); Design Kits (20%); New Integrated Passive Device Customer (10%); Customer Engagement (10%); and Cycle Times (10%)	Threshold (0%) Target (60%) Maximum (135%)

Officer	Performance Measure(s) and Related Weighted Percentages	Award Opportunity
Robert C. Mahoney	Corporate Revenue (25%); Corporate Gross Margin (15%); Strategic Account Revenue (20%); Corporate New Product Revenue (15%); Distribution Revenue (15%); and Adjusted EBITDA (10%)	Threshold (0%) Target (60%) Maximum (135%)

John Nelson	Corporate Revenue (15%); Corporate Gross Margin (20%); Adjusted EBITDA (20%); Manufacturing Cost Savings (15%); Re-engineering Plan to Achieve Cost Savings (10%); Capability of Integrated Semiconductor Manufacturing Facility (Seremban Site 2) (10%); and Design Kit (10%)	Threshold (0%) Target (65%) Maximum (146%)
Threshold, target and stretch Adjusted EBITDA levels for the second half of 2007 were $169 million, $211 million, and $239 million, respectively. Due to the fact that our Adjusted EBITDA for the second half of 2007 was $186.9 million, which was above our “threshold” goal of $169 million and below our “target” goal of $211 million, the Compensation Committee was able to make payouts at levels in between these two marks, subject to the achievement and scoring of individual goals. Threshold, target and stretch corporate revenue goals for the second half of 2007 were $740 million, $827 million and $875 million, respectively. Threshold, target and stretch corporate gross margin goals for the first half of 2007 were $275 million, $323 million and $358 million, respectively. The following chart shows the achievement level (expressed as a percentage of base salary) for each of our Named Executive Officers:

Officer	Award Percentage Achieved	Amounts Paid

Keith Jackson	55.4%	$181,336
Donald Colvin	28.0%	$55,365
William George	20.3%	$38,042
Robert Mahoney	33.4%	$55,870
John Nelson	28.8%	$50,383
Mr. Jackson’s award percentage achieved is greater than that of other named executive officers primarily due to his target opportunity being greater that than of the other named executive officers, and to a more limited extent, his actual goal attainment. We disclose the incentive awards of the Named Executive Officers under our 2007 Incentive Plans in the Summary Compensation Table of this proxy statement in the column “Non-Equity Incentive Plan Compensation.” We also describe the original possible payouts under the 2007 Incentive Plans in the Grant of Plan-Based Awards Table of this proxy statement in the columns headed “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”
Other Information Regarding Cash Incentives. The Compensation Committee annually reviews the bonus component of executive incentive compensation and, in addition to bonuses paid under the Executive Incentive Plan, the Compensation Committee may approve payment of discretionary bonuses to the Named Executive Officers for performance or other reasons. During fiscal 2007, we did not pay any of these types of discretionary bonuses to our Named Executive Officers.
On February 13, 2008, the Compensation Committee approved the Company’s first half 2008 annual incentive program. We briefly described this program in our Current Report on Form 8-K filed on February 20, 2008.
Long Term Incentives. Long term incentives for executives are entirely equity-based and are designed to reinforce the alignment of executive and stockholder interests. These rewards provide each individual with a significant incentive to manage from the perspective of an owner. Our long term incentive grants in 2007 took the form of stock option grants and awards of RSUs. In 2007, we generally continued the trend of increasing the value of long term incentive awards to better align the program with competitive median market levels for the Named Executive Officers, as a result of several findings of the Outside Consulting Firm that these awards were consistently at below median levels, and a decision by our Compensation Committee that long-term incentive grants were an appropriate manner in which to increase compensation given our compensation philosophy. We also took into account our general corporate performance when granting long-term incentives for 2007.

Stock Option Plans. The Compensation Committee grants stock options under our SIP and 1999 Founders Stock Option Plan (“Founders Plan”) as long-term incentives for executive officers and other key employees, Directors and consultants. We make grants of options at an exercise price equal to the fair market value of the shares on the date of grant. See a description of our grant date policy below in this CD&A under the heading “Other Matters Relating to Executive Compensation — Equity Award Policy.” The options granted to our Named Executive Officers generally vest annually on a pro rata basis over a period of four years, beginning on the first anniversary of the date of grant, and expire ten years from the date of grant. In special cases, as when an employment agreement is negotiated, we may grant options with shorter or longer vesting periods. Periodically, we make special stock option grants to executives to motivate specific behavior or performance. For example, we may grant options that accelerate upon achievement of specific measurable business objectives and/or other performance metrics or that contain a faster time-based vesting schedule in the context of succession planning for the planned retirement of a key executive. Except as described below, we did not make any such special grants or provisions to Named Executive Officers in 2007. See “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” for a description of special vesting provisions relating to certain awards made pursuant to the employment agreements or to a change of control of the Company.
2007 Stock Option Grants. In 2007, we continued to utilize stock options for our Named Executive Officers, where determined appropriate by the Compensation Committee. To ensure that grants are linked to performance, we make our annual grants of options to Named Executive Officers following performance assessments to ensure appropriateness of each award consistent with current performance level. The number of options granted to any individual is also based on a comparison to competitive survey data, with adjustment based on individual performance, retention and other special factors. In making grants to Mr. George, the Compensation Committee took into account his nearness to retirement and made his grants fewer in number but with accelerated vesting provisions.
We disclose the stock option awards granted in 2007 to our Named Executive Officers in the Summary Compensation Table of this proxy statement in the column “Option Awards.” The Grant of Plan—Based Awards Table, Outstanding Equity Awards at Fiscal Year-End Table and Option Exercises and Stock Vested Table also contain information about our option awards to Named Executive Officers.
2007 Awards of Restricted Stock Units. Traditionally, our principal form of equity compensation consisted of non-qualified stock options. We had not issued RSUs prior to 2006 because historically option grants were given favorable accounting treatment and, given that option grants are extremely common in our industry, we had no compelling reason to look to other forms of equity compensation. This changed with the implementation of Statement of Financial Accounting Standards No. 123R, which altered the accounting treatment for stock options effective 2006. Since the implementation of FAS 123R, many public companies have begun issuing RSUs. Over the course of the last two years, we have periodically analyzed using restricted stock or RSUs. While the value of the RSUs will fluctuate with changes in our stock price, RSUs will have some value in the long run, encouraging retention. To that extent, RSUs can provide greater compensation value than options, which can lose all value based on stock price decreases. Therefore, when using restricted stock or RSUs, we can issue fewer shares than in stock option grants, which will be less dilutive to our stockholders. On the other hand, options are still the favored vehicle for incentivizing future performance.
In 2007, our Board, as recommended by the Compensation Committee, granted to each of our Named Executive Officers an award of RSUs under the SIP. Our management used relevant valuation models and stock option conversion ratios to recommend award amounts to our Compensation Committee. Each award represents the right to receive the same number of shares of common stock of the Company, subject to vesting in accordance with the SIP and the relevant award agreement. The RSUs generally vest pro rata over a three year period, beginning on the first anniversary of the date of grant, subject to the executive’s continued employment by us on the vesting date. In special cases, as when an employment agreement is negotiated, we may grant RSUs with shorter or longer vesting periods. See “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreement and Arrangements” for a description of special vesting provisions relating to certain awards made pursuant to the employment agreements or to a change of control of the Company. In making grants to Mr. George, the Compensation Committee took into account his nearness to retirement and made his grants fewer in number but with accelerated vesting provisions.
In September of 2007, the Compensation Committee also approved retention grants of 325,000 and 270,000 restricted stock units, respectively, to Messrs. Jackson and Colvin. These RSUs have both time-based and performance-based components. Our Compensation Committee approved these grants based on information concerning active and current recruitment of chief executive and financial officers by our competitors. 180,000 of Mr. Jackson’s restricted stock units and 150,000 of Mr. Colvin’s restricted stock units vest pro rata over a three year period, beginning on the first anniversary of the effective date of the grant, subject to, among other things, Mr. Jackson’s and Mr. Colvin’s continued employment by the Company on the vesting date.

The remaining 145,000 of Mr. Jackson’s restricted stock units and 120,000 of Mr. Colvin’s RSUs are performance-based. These units vest upon the achievement of a range of specified product revenue and gross margins on product revenue targets prior to the end of the fiscal quarter in which the third anniversary of the effective date of the grant falls. 35,000 of Mr. Jackson’s units and 30,000 of Mr. Colvin’s units will vest upon achievement of a base level of such revenue and gross margin targets, an additional 50,000 of Mr. Jackson’s units and 40,000 of Mr. Colvin’s units will vest upon achievement of a mid-level of such revenue and gross margin targets, and an additional 60,000 of Mr. Jackson’s units and 50,000 of Mr. Colvin’s units will vest upon achievement of a higher level of such revenue and gross margin targets. In other words, at such time as the performance-based targets for the 60,000 and 50,000 unit grants are achieved for Mr. Jackson and Mr. Colvin, respectively, all of the 145,000 units for Mr. Jackson and 120,000 units for Mr. Colvin will vest immediately if not previously vested. If the minimum performance-based targets are not achieved, then no restricted units will vest. Subject to certain exceptions, vesting of the performance-based units is also subject to continued employment of Mr. Jackson and Mr. Colvin, as the case may be, with the Company on the date of vesting.
Due in part to the purchase of the CPU voltage and PC thermal monitoring business from Analog Devices, Inc. effective December 31, 2007 that we described in our Current Report on Form 8-K filed on January 3, 2008, and the merger with AMI that we described in Amendment No. 1 to the Form S-4 filed with the Commission on the February 8, 2008 and that was effected on March 17, 2008, we anticipate that Mr. Jackson and Mr. Colvin will achieve the performance-based targets by the end of the third quarter 2008.
We disclose the awards of RSUs granted in 2007 to our Named Executive Officers in the Summary Compensation Table of this proxy statement in the column “Stock Awards.” The 2007 RSUs are also included in the Grant of Plan-Based Awards Table of this proxy statement in the column “All Other Stock Awards: Number of Shares of Stock or Units” and in the column “Grant Date Fair Value of Stock and Option Awards.” Vested awards are disclosed in the Option Exercises and Stock Vested Table of this proxy statement in the columns under “Stock Awards.” Outstanding RSUs are also included in the Outstanding Equity Awards At Fiscal Year-End Table of this proxy statement in the first two columns under the heading “Stock Awards,” except that the performance-based RSUs are included in the last two columns under the heading “Stock Awards.”
Provision. Our stockholders demonstrated their acceptance of the continued use of stock options and other equity awards as a part of our total compensation for executives by approving our proposal in 2004 to extend the annual automatic increases in the number of shares available for awards under the SIP (“Evergreen Provision”) ending January 1, 2010. During 2007, this Evergreen Provision caused an automatic increase in the number of shares available for awards under the SIP equal to 3% of the total number of outstanding shares of our common stock as of January 1, 2007. Our grant net run rate related to option and RSUs awards was approximately 2.1% of the total number of outstanding shares of common stock as of December 31, 2007. We believe, based in part on the Outside Consulting Firm’s survey, that our grant rates during the past three years are conservative relative to our peer companies. 25.6% of the aggregate option and RSUs awards granted in 2007 were granted to our Named Executive Officers. However, these included a new hire grant made to Mr. Nelson and the retention grants made to Mr. Jackson and Mr. Colvin in September 2007.
Severance and Change in Control Agreements. Typically, these employment agreements set an initial base salary and initial target bonus (expressed as a percentage of the executive’s base salary), which can be adjusted by the Board or Compensation Committee, as appropriate. These employment agreements and arrangements include severance and change of control provisions. Under the SIP, the Board of Directors has discretion to accelerate equity-based vesting upon a “change of control,” as defined in the SIP. Under the Founders Plan, option vesting automatically accelerates upon a “change of control,” as defined in such plan. In addition, with respect to our Named Executive Officers, our outstanding option agreements and RSUs agreements generally contain provisions causing the options or RSUs to vest either upon a termination of employment without cause or by the employee with good reason within a two year period after a change of control. For a description of these arrangements and provisions, see “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” below in this proxy statement.
We believe that our severance benefits and change of control arrangements are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change of control provision, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, and, in most cases, non-competition or non-interference agreements, which serves the best interests of the Company and its stockholders.

We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to protect our management with some guaranteed compensation in the event of a termination after a change of control. In addition, management may be less reluctant to resist change of control transactions which are in the best interests of our stockholders if they have the added security that comes with such change of control arrangements.
Perquisites. In March 2006, the Outside Consulting Firm presented a report to the Compensation Committee on the perquisites we offer our executive officers. The Outside Consulting Firm compared our perquisites to those granted by over 300 other companies using data from two nationally published surveys. The report concluded that we provide minimal executive perquisites in comparison to other such companies. While we intend to continue the practice of limiting executive perquisites, based on the Outside Consulting Firm’s recommendation, in 2006, we added the following two perquisites for certain executives holding the title of Senior Vice President or above: (i) reimbursement of up to $10,000 per year for financial planning services and (ii) enhanced coverage for life insurance. Under our life insurance perquisite, each executive receives additional life insurance coverage of $1,000,000. Such coverage is incremental over the standard coverage of one-times base salary that is afforded to all employees. We believe these additions will help maintain the competitiveness of our compensation package vis-à-vis our peer companies. An executive officer holding a title of Senior Vice President or above also receives a car allowance of $1,200 per month. We also include a tax gross up for relocation and financial planning benefits.
We describe the perquisites paid in 2007 to each of the Named Executive Officers in the Summary Compensation Table of this proxy statement in the column “All Other Compensation.”
Other Benefit Plans and Programs. Executives are eligible to participate in benefit programs designed for all of the Company’s full-time employees. These programs include a tax qualified, stock purchase plan, a 401(k) savings plan, and medical, dental, disability and life insurance programs. The stock purchase plan encourages eligible employees to own our common stock by allowing participants to purchase up to 500 shares of our common stock on a quarterly basis, subject to certain limits, at a price equal to 85% of its fair market value.
Deferred Compensation
In view of the enactment of Section 409A of the Internal Revenue Code, which imposed strict requirements on all deferred compensation plans and harsh penalties for compliance failures, we terminated our 1999 Executive Deferred Compensation Plan effective in 2005.
Impact of Taxation and Accounting Considerations on Executive Compensation
Our Compensation Committee attempts to establish executive officer compensation programs that will maximize our related income tax deductions to the extent that it determines that such actions are consistent with our compensation philosophy and in the best interests of our stockholders. The semi-annual cash bonus awards made under the Executive Incentive Plan are designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to our CEO or any of the four other most highly compensated executive officers in excess of $1 million in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we still can receive a federal income tax deduction for the compensation even if these executives are paid more than $1 million during a single year. We do not use the deduction as a justification for awarding compensation in excess of $1 million. However, to the extent that awards do exceed $1 million, we generally believe it is in the stockholders’ best interests to award compensation that will qualify as “performance-based” in order to take advantage of the deduction.
While the tax impact of any compensation arrangement is one factor to be considered, our Compensation Committee evaluates such impact in light of our overall compensation philosophy, and, from time to time, the Compensation Committee may award compensation that is not fully deductible if the Compensation Committee determines that such award is consistent with our philosophy. Based on our understanding of the regulations under Section 162(m), we believe that the full amount of compensation resulting from the exercise of options under our Founders Plan and SIP, and our payments of cash bonus awards for 2007 under the Executive Incentive Plan, is deductible. We also believe that all of the compensation paid to the Named Executive Officers in 2007 was deductible.

The Compensation Committee and the Board also take into account other tax and accounting consequences of its total compensation program and weigh these factors when setting total compensation and determining the individual elements of an officers compensation package.
Other Matters Relating to Executive Compensation
Hedging Transactions. We have a comprehensive Insider Trading Policy, which, among other things, provides that insiders shall not engage in short sales of, purchase on margin, or buy or sell puts, calls or other derivatives of our securities because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market. All employees are encouraged to adhere to this special rule.
Equity Award Policy. In August 2006, we adopted an equity award grant date policy statement. Under the policy, equity grants under the SIP generally become effective on the first Monday (or next following trading day if the first Monday is not a trading day) of the next month following the date of Board, Committee or CEO approval of the grant. Under the Founder’s Plan and prior to August 2006 under the SIP, our options and other grants become effective with a date of grant equal to the date of approval. Under the old and new policy, options granted are priced at the market value on the date of grant.
Stock Ownership Guidelines for Officers. Under our Corporate Governance Guidelines, as revised on January 1, 2008, our officers are required to hold our common stock in an amount equal to a minimum of a multiple of base salary as follows: (i) Chief Executive Officer — 3x annual base salary; (ii) Executive Vice Presidents — 2x annual base salary; and (iii) Senior Vice Presidents — 1x annual base salary. We describe these guidelines under “Corporate Governance Principles — Directors’ and Officers’ Stock Ownership Guidelines” above.

COMPENSATION COMMITTEE REPORT2
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis prepared by management and included in the proxy statement for the 2008 Annual Meeting of Stockholders. Based on these reviews and discussions with management, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the proxy statement for the 2008 Annual Meeting of Stockholders for filing with the Securities and Exchange Commission.
This report is submitted by the Compensation Committee.
Robert H. Smith, Chairman
Curtis J. Crawford
J. Daniel McCranie

[2]	Pursuant to Item 407(e)(5) of Regulation S-K, the information set forth under “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

COMPENSATION OF EXECUTIVE OFFICERS
The following tables set forth information concerning compensation earned by, or paid for services provided to us and our subsidiaries for the periods indicated to: (1) all persons serving as our principal executive officer or as principal financial officer during 2007; (2) the three most highly paid executive officers who were serving as executive officers at the end of 2007 other than the principal executive officer and the principal financial officer; and (3) up to two additional individuals who would have been included except that the individual was not serving as an executive officer at the end of 2007 (“Named Executive Officers”).
Summary Compensation Table

							(h)
							Change in Pension
							Value and
						(g)	Nonqualified
						Non-Equity	Deferred	(i)
(a)		(c)	(d)	(e)	(f)	Incentive Plan	Compensation	All Other	(j)
Name and Principal	(b)	Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)

Keith D. Jackson, President and Chief	2007	625,275	0	1,018,362	992,756	388,809	0	26,337	3,051,539
Executive Officer	2006	581,300	0	65,059	926,324	948,645	0	27,493	2,548,821

Donald Colvin, Executive Vice President, Chief Financial Officer and	2007	383,057	0	826,858	423,641	158,530	0	31,662	1,823,748
Treasurer	2006	360,500	0	67,016	408,532	391,291	0	25,091	1,252,430

William George, Executive Vice	2007	371,258	0	107,110	74,263	148,911	0	39,079	740,621
President	2006	361,200	0	10,060	85,059	300,502	0	30,566	787,387

Robert Charles Mahoney, Executive Vice President, Sales and	2007	327,520	34,434 (6)	131,224	155,162	133,138	0	29,038	810,516
Marketing	2006	334,236	34,434 (6)	24,458	124,521	295,280	0	28,289	841,218

John Nelson, Executive Vice President and Chief Operating	2007	234,231	0	155,955	247,803	50,383	0	173,302	861,674
Officer (7)	2006	—	—	—	—	—	—	—	—

(1)	Amounts in this column represent the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2007 and 2006 with respect to awards of restricted stock units (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). Grant date fair value is the closing price on date of grant for stock unit awards. We did not make awards of restricted stock units prior to 2006. Compensation cost recognized for awards issued to Mr. Jackson and Mr. Colvin include costs for performance-based restricted stock units that were granted in 2007. The Company began recording compensation expense for these awards in the fourth quarter of 2007 based on the expectation that the performance goals will be achieved by the third quarter of fiscal 2008. We describe the 2007 restricted stock unit awards in the CD&A under “Elements of our Compensation Program — Long Term Incentives — 2007 Restricted Stock Unit Awards.”

(2)	Amounts in this column represent the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2007 and 2006 with respect to awards of options (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service-based vesting conditions). The amount described includes the fiscal year compensation cost for awards made in 2007 and 2006 and in prior years, using the FAS 123R modified prospective transition method. The fair value of each option grant in 2005 and thereafter is estimated on the date of grant using a lattice-based option valuation model. In years prior to 2005, we used the Black-Scholes option-pricing model to calculate the fair value of the options. The lattice-based model uses: 1) a constant volatility; 2) an employee exercise behavior model (based on an analysis of historical exercise behavior); and 3) the treasury yield curve to calculate the fair value of each option. The Black-Scholes assumptions used in valuing grants prior to 2005 and the Black-Scholes assumptions equivalents for grants valued in 2005 and thereafter are included in the table below. We describe the options issued in 2007 in more detail in the CD&A under “Elements of our Compensation Program — Long-Term Incentives — 2007 Stock Option Grants.”

The following table sets forth the assumptions in our calculation of grant date fair values for options held by our Named Executive Officers for which expense is recognized in the financial statements in fiscal 2007 and included in the Summary Compensation Table:

			Expected Life	Risk-Free Interest	Dividend Yield
Name	Grant Date	Volatility %	(Years)	Rate (%)	($)	2007 Expense ($)

Keith D. Jackson	03/05/07	41.1%	4.20	4.5%	0	307,650
	03/23/06	48.7%	4.02	4.7%	0	198,112
	02/17/05	59.2%	3.81	3.6%	0	170,883
	02/05/04	70.0%	5.00	3.2%	0	316,111

Donald Colvin	03/05/07	41.1%	4.20	4.5%	0	89,002
	03/23/06	48.7%	4.02	4.7%	0	83,845
	02/17/05	59.2%	3.81	3.6%	0	68,353
	02/05/04	70.0%	5.00	3.2%	0	158,055
	03/17/03	70.0%	5.00	2.8%	0	24,386

William George	03/05/07	41.1%	2.99	4.5%	0	74,263

Robert Charles Mahoney	03/05/07	41.1%	4.20	4.5%	0	66,752
	07/03/06	54.4%	4.13	5.1%	0	23,084
	03/23/06	48.7%	4.02	4.7%	0	30,310
	02/17/05	59.2%	3.81	3.6%	0	22,784
	11/17/04	70.0%	5.00	3.5%	0	7,650
	08/18/04	70.0%	5.00	3.1%	0	4,255
	02/05/03	70.0%	5.00	3.1%	0	327

John Nelson	06/04/07	41.4%	4.16	4.9%	0	247,803

The following table sets forth the assumptions in our calculation of grant date fair values for options held by our Named Executive Officers for which expense is recognized in the financial statements in fiscal 2006 and included in the Summary Compensation Table.

			Expected Life	Risk-Free Interest	Dividend Yield
Name	Grant Date	Volatility %	(Years)	Rate (%)	($)	2006 Expense ($)

Keith D. Jackson	03/23/06	48.7%	4.02	4.7%	0	153,604
	02/17/05	59.2%	3.81	3.6%	0	170,883
	02/05/04	70.0%	5.00	3.2%	0	316,111
	11/19/02	70.0%	5.00	3.0%	0	285,726

Donald Colvin	03/23/06	48.7%	4.02	4.7%	0	65,009
	02/17/05	59.2%	3.81	3.6%	0	68,353
	02/05/04	70.0%	5.00	3.2%	0	158,055
	03/17/03	70.0%	5.00	2.8%	0	117,115

William George	03/23/06	48.8%	2.91	4.7%	0	75,900
	02/17/05	59.9%	2.79	3.5%	0	9,159

Robert Charles Mahoney	07/03/06	54.4%	4.13	5.1%	0	11,447
	03/23/06	48.7%	4.02	4.7%	0	23,501
	02/17/05	59.2%	3.81	3.6%	0	22,784
	11/17/04	70.0%	5.00	3.5%	0	7,650
	08/18/04	70.0%	5.00	3.1%	0	4,255
	02/05/03	70.0%	5.00	3.1%	0	3,310
	11/20/02	70.0%	5.00	3.1%	0	51,574

(3)	The amount in this column consists of earnings by each Named Executive Officer under our semi-annual cash incentive programs in 2007 and 2006. We describe these programs and the targets for and payments made to each such officer in more detail under the heading “Elements of Our Compensation Program — Semi-Annual Cash Incentive Programs” in the CD&A.

(4)	See “CD&A — Elements of our Compensation Program — Deferred Compensation” for a description of the termination of our prior deferred compensation plan. We also do not have any defined benefit or actuarial pension plans with respect to our Named Executive Officers.

(5)	Amounts in this column for 2007 consist of: (i) our contributions under our 401(k) plan as follows: Messrs. Jackson, Colvin, George and Mahoney — $9,000 each; and Mr. Nelson — $7,538; (ii) Executive Group Term Life Insurance imputed income as follows: Mr. Jackson — $2,682; Mr. Colvin — $2,759; Mr. George — $15,229; Mr. Mahoney — $5,158; and Mr. Nelson — $1,820 (the premiums paid for such insurance, excluding coverage for basic policies awarded to all eligible employees, for each such officer is as follows: Mr. Jackson — $449; Mr. Colvin — $740; Mr. George — $754; Mr. Mahoney — $806; and Mr. Nelson — $520); (iii) premiums for Executive Accidental Death and Dismemberment as follows: Mr. Jackson — $255; Mr. Colvin — $438; Mr. George — $450; Mr. Mahoney — $480; and Mr. Nelson — $416; (iv) car allowance as follows: Messrs. Jackson, Colvin, George, and Mahoney — $14,400 each (or $1,200 a month for each Named Executive Officer for 2007) and Mr. Nelson — $9,600 (or $1,200 a month, since Mr. Nelson joined us on May 1, 2007); (v) financial planning services as follows: Mr. Colvin — $3,523 and a related $1,542 tax gross-up amount; and (vi) relocation payment for Mr. Nelson — $152,712 and a related tax gross-up payment of $1,216.

(6)	On December 21, 2005, we signed a retention agreement with Mr. Mahoney pursuant to which we paid him two equal retention bonuses of $34,434 on January 4, 2006 and January 4, 2007. Had Mr. Mahoney terminated his employment with us prior to January 4, 2008 he would have had to repay us a pro-rated portion of such bonus.

(7)	Mr. Nelson was not employed by us during 2006. He joined us as Executive Vice President and Chief Operating Officer effective on May 1, 2007.

Grants of Plan-Based Awards Table

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
									All Other	All Other
									Stock	Options		Grant Date
									Awards:	Awards:	Exercise or	Fair
									Number of	Number of	Base	Value of
									Shares of	Securities	Price of	Stock and
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Stock or	Underlying	Option	Option
			Non-Equity Incentive Plan Awards(2)			Equity Incentive Awards(3)			Units	Options	Awards	Awards
Name	Grant Date (1)	Approval Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)	($)(6)
Keith D.			0	655,050	1,473,863
Jackson,	03/05/2007	02/22/2007								414,800	9.21	1,493,280
President and	03/05/2007	02/22/2007							103,700			954,870
Chief	10/01/2007	09/26/2007							180,000			2,259,000
Executive	10/01/2007	09/26/2007				0	145,000	145,000				1,819,750
Officer

Donald			0	256,825	577,856
Colvin,	03/05/2007	02/22/2007								120,000	9.21	432,000
Executive	03/05/2007	02/22/2007							70,000			644,560
Vice	10/01/2007	09/26/2007							150,000			1,882,500
President,	10/01/2007	09/26/2007				0	120,000	120,000				1,506,000
Chief Financial Officer and Treasurer

William			0	225,070	506,407
George,	03/05/2007	02/22/2007								30,000	9.21	90,300
Executive	03/05/2007	02/22/2007							10,000			92,080
Vice President

Robert			0	201,024	452,304
Charles	03/05/2007	02/22/2007								90,000	9.21	324,000
Mahoney,	03/05/2007	02/22/2007							35,000			322,280
Executive Vice President, Sales and Marketing

John			0	113,750	255,937
Nelson	06/04/2007	05/16/2007								400,000	10.85	1,724,000
Executive	06/04/2007	05/16/2007							100,000			1,085,000
Vice President and Chief Operating Officer

(1)	Pursuant to the Company’s Equity Award Grant Date Policy Statement, the date of grant is the first Monday of the month following the month in which the grant was approved by either the Board or the Compensation Committee or the next following trading day. For additional information regarding our Equity Award Grant Date Policy Statement, see “Compensation Discussion and Analysis — Other Matters Relating to Executive Compensation — Equity Award Policy.”

(2)	Amounts in this column represent the possible payouts under the Company’s semi-annual cash incentive program which is described in the CD&A under “Elements of our Compensation Program — Semi-Annual Cash Incentive Program.” Possible payouts were calculated based on target and maximum bonus percentages (expressed as a percentage of the base salary) set for each officer multiplied by the existing base salary for each officer as of the end of fiscal 2007. Mr. Nelson became an executive officer on May 1, 2007 and therefore he was eligible for an award under the program for the second half of 2007. The incentive programs for the first and second half of 2007 were established by the Compensation Committee on February 21, 2007 and August 15, 2007, respectively.

(3)	This column represents performance-based restricted stock unit awards made in 2007. These awards are described in the CD&A under “Elements of our Compensation Program — Long-Term Incentives — 2007 Restricted Stock Unit Awards.”

(4)	This column represents awards of time-based RSUs made in 2007. These awards are described in the CD&A under “Elements of our Compensation Program — Long-Term Incentives — 2007 Restricted Stock Unit Awards.” Each award represents the right to receive the same number of shares of our common stock, subject to vesting conditions. We made these awards of RSUs under the SIP. Except for Mr. George’s and Mr. Nelson’s awards of RSUs, the awards of RSUs vest pro rata over a three-year period, beginning on the first anniversary of the grant date, subject to the SIP and relevant grant agreements. The award to Mr. George with a grant date of March 5, 2007 vested in full on March 5, 2008. The award to Mr. Nelson with a grant date of June 4, 2007 vests pro rata over a four-year period, beginning on the first anniversary of the grant date, subject to the SIP and the relevant grant agreement.

(5)	This column represents option awards made in 2007. We granted these options under the SIP. See the CD&A under “Elements of our Compensation Program — Long-Term Incentives — Stock Option Plans” and “Elements of our Compensation Program — Long-Term Incentives - 2007 Stock Option Grants.” The options vest pro rata over a four-year period, beginning on the first anniversary of the date of grant, subject to the SIP and the relevant grant agreement, except for the grant made to Mr. George which vested in full on March 5, 2008. All option grants expire ten years from the date of grant.

(6)	For option awards, this amount represents the full grant date fair value of the award computed in accordance with FAS 123R. We describe the assumptions made in this valuation in footnote 2 to the Summary Compensation Table. For restricted stock units, this amount represents the grant date fair value of the award based on the closing price of our common stock on the date of grant.

Outstanding Equity Awards At Fiscal Year-End Table

		Options					Stock Awards
									Equity	Equity
									Incentive Plan	Incentive
				Equity					Awards:	Plan Awards:
				Incentive					Number of	Market or
				Plan					Unearned	Payout Value
				Awards:				Market	Shares,	of Unearned
		Number of	Number of	Number of			Number of	Value of	Units	Shares,
		Securities	Securities	Securities			Shares or	Shares or	or Other	Units or
		Underlying	Underlying	Underlying			Units of	Units of	Rights	Other Rights
		Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	That	That Have
		Options	Options (#)	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Not
		(#)	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Grant Date	Exercisable	(1)	(#)	($)	Date	(#) (2)	($) (3)	(#) (4)	($) (3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D.	02/05/2004	0	75,000		7.02	02/05/2014
Jackson,	02/17/2005	0	150,000		4.80	02/17/2015
President and	03/23/2006	16,750	200,250		6.83	03/23/2016
Chief	06/05/2006						35,466	314,938
Executive	03/05/2007	0	414,800		9.21	03/5/2017	103,700	920,856
Officer	10/01/2007						180,000	1,598,400	145,000	1,287,600
Donald	02/05/2004	112,500	37,500		7.02	02/05/2014
Colvin, Executive	02/17/2005	60,000	60,000		4.80	02/17/2015
Vice President,	03/23/2006	28,250	84,750		6.83	03/23/2016
Chief Financial	06/05/2006						36,533	324,413
Officer and Treasurer	03/05/2007	0	120,000		9.21	03/05/2017	70,000	621,600
	10/01/2007						150,000	1,332,000	120,000	1,065,600
William	04/28/2000	50	0		16.00	04/28/2010
George,	02/21/2001	100,000	0		6.13	02/21/2011
Executive	01/24/2002	200,000	0		3.22	01/24/2012
Vice	02/05/2004	75,000	0		7.02	02/05/2014
President	02/17/2005	35,000	0		4.80	02/17/2015
	03/23/2006	30,000	0		6.83	03/23/2016
	09/05/2006						5,000	44,400
	03/05/2007	0	30,000		9.21	03/05/2017	10,000	88,800
Robert	08/18/2004	2,000	2,000		3.55	08/18/2014
Charles	11/17/2004	3,000	3,000		4.23	11/17/2014
Mahoney,	02/17/2005	0	20,000		4.80	02/17/2015
Executive	03/23/2006	1	30,637		6.83	03/23/2016
Vice	06/05/2006						13,333	118,397
President,	07/03/2006	0	24,750		5.81	07/03/2016
Sales and	03/05/2007	0	90,000		9.21	03/05/2017	35,000	310,800
Marketing
John Nelson,	06/04/2007		400,000		10.85	06/04/2017	100,000	888,000
Executive Vice President and Chief Operating Officer

(1)	Options vests pro rata over a four-year period beginning on the first anniversary of the date of grant, subject to the SIP and relevant grant agreement. Mr. George received special vesting for the referenced options, which vested 100% on the first anniversary of the date of grant.

(2)	This column represents outstanding awards of time-based RSUs. The awards vest ratably over a three year period, on the anniversary of the date of grant, subject to the SIP and relevant grant agreement, except for (a) the award granted to Mr. George on September 5, 2006, which vests 50% on August 4, 2007 and 50% on August 4, 2008, (b) the award granted to Mr. George on March 5, 2007, which vested in full on the first anniversary of the date of grant, and (c) the award granted to Mr. Nelson on June 4, 2007 which vests pro rata over a four year period, on the anniversary of the date of grant, subject to the SIP and relevant grant agreement. We describe the 2007 restricted stock units in more detail in column (i) in the Grants of Plan-Based Awards Table of this proxy statement and in the CD&A under the heading “Elements of our Compensation Program — Long-Term Incentives — 2007 Awards of Restricted Stock Units.”

(3)	The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2007 ($8.88 per share as of December 31, 2007) by the number of restricted stock units listed for the specified officer.

(4)	This column represents outstanding awards of performance-based restricted stock units. These awards vest upon achievement of certain revenue and gross margin targets and are subject to the SIP and relevant grant agreement. We describe these restricted stock units in the CD&A under the heading “Elements of Our Compensation Program — Long-Term Incentives — 2007 Awards of Restricted Stock Units.”

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized On	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#) (1)	($)(2)	(#) (3)	($) (4)
(a)	(b)	(c)	(d)	(e)
Keith D. Jackson, President and Chief Executive Officer	1,025,000	7,197,484	17,734	169,714

Donald Colvin, Executive Vice President, Chief Financial Officer and Treasurer	300,000	2,694,849	18,267	174,815

William George, Executive Vice President	508,333	4,387,568	5,000	56,950

Robert Charles Mahoney, Executive Vice President, Sales and Marketing	80,837	386,677	6,667	63,803

John Nelson, Executive Vice President and Chief Operating Officer	—	—	—	—

(1)	This column represents the maximum number of shares underlying options that were exercised by the Named Executive Officer in 2007.

(2)	If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale, multiplied by the number of shares for which the option was exercised. If the officer executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares for which the option was exercised.

(3)	This column represents the total number of shares underlying restricted stock units that vested in 2007.

(4)	The value realized equals the number of shares of stock vested multiplied by the market value of a share of our common stock on the date of vesting or the next prior trading date if the vesting date is not a trading date.

Employment, Severance, and
Change in Control Agreements and Arrangements
Employment Agreements and Arrangements
We currently have employment agreements with each of our Named Executive Officers. Each of the employment agreements described entitle the officer to a specified base salary and to a target percentage of base salary for purposes of our semi-annual cash incentive plans, subject to Board review from time to time or additional Board action. We describe our 2007 cash incentive plans in the CD&A. We describe each Named Executive Officer’s actual earned salary for 2007 and his earnings under the incentive plans in 2007 in the Summary Compensation Table of this proxy statement.
The employment agreements also generally provide for certain payments or benefits in the event of the termination of employment of the executive in various circumstances, including after a “Change of Control.” Unless otherwise specified in the description of the particular employment agreement, “Change of Control” has the meaning given in the SIP. The SIP defines “Change of Control” to mean the occurrence of any of the following events:
     (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or those of Semiconductor Components Industries, LLC, our principal domestic operation subsidiary (“SCI LLC”), to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof other than TPG Semiconductor Holdings LLC, TPG Partners II, L.P., or any of their affiliates (“TPG I”);
     (ii) the approval by the holders of our stock and the consummation of any plan or proposal for our liquidation or dissolution;
     (iii) (A) any person or Group (other than TPG I) shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of us and such person or Group has the power and authority to vote such shares and (B) TPG I beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of our Voting Stock than such other person or Group;
     (iv) the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, TPG I;
     (v) any person or Group other than TPG I shall have acquired shares of Voting Stock such that such person or Group has the power and authority to elect a majority of the members of our Board of Directors; or
     (vi) the consummation of a merger or consolidation of us with another entity in which holders of our stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.
Mr. Jackson
We entered into an employment agreement with Keith Jackson, our President and Chief Executive Officer, effective on November 19, 2002. We agreed to employ Mr. Jackson in those capacities for three years, beginning January 1, 2003. Although the initial three year employment period has expired, the agreement is automatically extended for additional one-year periods, unless either party gives notice of non-renewal at least 60 days before the end of any such period. The agreement also requires us to cause Mr. Jackson to be elected to our Board of Directors.
The employment agreement entitled Mr. Jackson to an initial base salary of $500,000, subject to Board review from time to time, and established an initial target percentage of 100% of base salary for purposes of our cash incentive plans, subject to Board action. The employment agreement also provides Mr. Jackson with a monthly car allowance of up to $1,200.
Under the employment agreement, when he was first hired Mr. Jackson also received options to purchase 1,000,000 shares of our common stock under our SIP and 200,000 shares of our common stock under our Founders Plan, at an exercise price of $1.80 per share. These options vested in equal installments over a four year period beginning on the first anniversary of the date of grant. Those options will expire at the first to occur of: two years after Mr. Jackson’s death, disability, or termination by us without Cause or by Mr. Jackson for Good Reason; the termination date if he is terminated for Cause; 90 days after termination for any other reason; or ten years after the grant date.
The employment agreement also requires us to make specified payments to Mr. Jackson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:
•	a material breach by Mr. Jackson of the employment agreement after notice and a reasonable period of time (not to exceed 30 days) to cure the breach;

•	the failure by Mr. Jackson to reasonably and substantially perform his duties under the employment agreement, other than as a result of physical or mental illness or injury, after notice and a reasonable period of time (not to exceed 30 days) to cure the failure;

•	willful misconduct or gross negligence which is materially injurious to us; or

•	the commission of a felony or other serious crime involving moral turpitude.
“Good Reason” means:
•	a material breach of the employment agreement by us; or

•	a material diminution of Mr. Jackson’s duties and responsibilities under the employment agreement;
in each case after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure the breach or diminution. The employment agreement treats Mr. Jackson’s resignation for Good Reason as a termination by us without Cause.
Under the employment agreement, if Mr. Jackson’s employment is terminated without Cause or if he resigns for Good Reason, he will be entitled to receive accrued vacation and base salary to the date of termination and additional payments of base salary at the rate in effect immediately prior to the termination date for a period of two years. We will pay the additional base salary in an initial lump sum equal to six months’ salary on the six-month anniversary of the date of termination and the remainder in installments in accordance with our normal payroll practices. To receive these payments, Mr. Jackson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in the employment agreement. The agreement requires Mr. Jackson to seek comparable employment upon such termination, and the termination amount that we must pay will be offset by any amounts he earns from other comparable employment during the two-year payment period.
In the event of Mr. Jackson’s death or disability, the employment agreement requires us to pay him accrued vacation and base salary, any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination.
If Mr. Jackson’s employment is terminated without “Cause” or he resigns for “Good Reason” within two years following a “Change in Control,” in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for two years after the date of termination.
Mr. Colvin
We entered into an employment agreement with Donald Colvin, our Executive Vice President, Chief Financial Officer and Treasurer, effective on May 26, 2005. The agreement does not have a specified termination date. The employment agreement entitled Mr. Colvin to an initial base salary of $350,000, subject to Board review from time to time, and established an initial target percentage of 65% of base salary for purposes of our cash incentive plans, subject to Board action. In addition, the employment agreement provides Mr. Colvin with a monthly car allowance of $1,200.
The employment agreement also requires us to make specified payments to Mr. Colvin if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Colvin’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. “Good Reason” means:

•	a material breach of the employment agreement by us;

•	a reduction of Mr. Colvin’s salary while at the same time not proportionately reducing the salaries of our other executive officers; or

•	a material and continued diminution of his duties and responsibilities;
in each case, after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure.
If we terminate Mr. Colvin’s employment without “Cause”, or he resigns for “Good Reason,” we are required to pay him: (i) accrued vacation and base salary; (ii) continued payments of base salary for twelve months after the date of termination in accordance with our normal payroll practices, but if we determine in good faith that these payments are deferred compensation subject to Section 409A of the Internal Revenue Code, then we will pay the first six months of base salary in a lump sum on the sixth month anniversary of the date of Mr. Colvin’s termination, and the remaining six months of payments in accordance with our ordinary payroll practices; (iii) any earned but unpaid bonus for any prior performance cycle and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria, but if we determine in good faith that these payments are deferred compensation subject to Section 409A of the Internal Revenue Code, we will make the payments on the later of the date that bonuses are paid under our incentive program or the sixth month anniversary of the date of termination. We must also pay Mr. Colvin’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Colvin must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement.
If Mr. Colvin’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested or unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options. If we determine in good faith that the extension of any such stock option’s exercise period results in the stock option being considered deferred compensation subject to Section 409A, the extension will not take effect.
Mr. George
We entered into an employment agreement with William George, our Executive Vice President, effective on August 4, 1999. As currently in effect, the agreement provides for Mr. George’s employment through August 4, 2008. The employment agreement, as amended in 2004, entitled Mr. George to an initial base salary of $345,000, subject to Board review from time to time. The agreement also established an initial maximum percentage up to 100% of base salary for purposes of our cash incentive plans, subject to Board action. In addition, the employment agreement provides Mr. George with a monthly car allowance of up to $1,200.
Under the employment agreement, we granted Mr. George options to purchase 650,000 shares of our common stock under the Founders Plan at an exercise price of $1.00 per share. Subsequent to this issuance, we underwent a reverse stock split and the actual grant was recorded at 433,333 shares of our common stock at $1.50 per share. The options vested as follows: 8.4% on the date of grant, 8.3% six months after the date of grant and on the first anniversary of the date of grant, and 12.5% on each sixth month anniversary after that until fully vested.
The employment agreement also requires us to make specified payments to Mr. George if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. George’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. “Good Reason” means:
•	a material breach of the employment agreement by us, after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure the breach;

•	a reduction of Mr. George’s base salary or annual bonus; or

•	Mr. George’s election to terminate his employment within one year after a Change of Control.
For purposes of Mr. George’s employment agreement, “Change of Control” means the occurrence of any of the following events:

     (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions, directly or indirectly) of all or substantially all of our assets or those of SCI LLC to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Group”), together with any affiliates thereof (other than to TPG Semiconductor Holdings, LLC, TPG Partners II, L.P., or any of their affiliates, including without limitation, us (collectively “TPG II”), unless the transfer to TPG II is part of a larger transaction which would otherwise cause a Change in Control to occur);
     (ii) the approval by the holders of our stock or of the stock of SCI LLC of any plan or proposal for our or its liquidation or dissolution;
     (iii) any person or Group (other than TPG II) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of us than TPG II owns, directly or indirectly; beneficially or of record;
     (iv) the replacement of a majority of our Board or that of SCI LLC over a two-year period from the Directors who constituted such board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of our Board of Directors or that of SCI LLC then still in office who either were members of such Board at the beginning of such two-year period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, TPG II;
     (v) any person or Group other than TPG II shall have acquired the power to elect a majority of the members of our Board or that of SCI LLC; or
     (vi) a merger or consolidation of us with another entity in which holders of our stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction.
If we terminate Mr. George’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued but unpaid vacation and base salary and (ii) a lump sum payment as soon as practicable after the six-month anniversary of the date of termination, equal to the excess of (i) two times the sum of: (a) the highest rate of his annualized base salary in effect at any time up to and including the date of termination and (b) his annual bonus earned in the year immediately preceding his date of termination over (ii) any portion of Mr. George’s annual bonus paid during the year in which his termination occurred. To receive these payments, Mr. George must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-disclosure and non-disparagement covenants in the employment agreement.
In the event of Mr. George’s death or disability, the employment agreement requires us to pay him accrued vacation and base salary, any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination.
If Mr. George’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, we must also provide him with a continuation of medical benefits for the greater of two years after the date of termination or through the end of his employment period.
The employment agreement, together with Mr. George’s option agreements, provides that if Mr. George’s employment terminates due to his retirement, death, termination without Cause or resignation for Good Reason, all options that had been granted as of February 5, 2004 (to the extent they are or become exercisable on the date his employment terminates) will remain fully exercisable until the first to occur of: (a) the last day of the five-year period immediately following the date of such termination; and (b) the tenth anniversary of the grant date of such options. Further, if he retires on or after August 4, 2008, all options then vested will be treated as above. If Mr. George’s employment terminates due to disability, the rule above will apply to options granted on or prior to August 5, 2003, and all options granted after that date will remain fully exercisable until the first to occur of: (a) twelve months following the date of disability; and (b) the tenth anniversary of the grant date of such options.
Mr. Mahoney
We entered into an employment agreement with Robert Charles Mahoney, our Executive Vice President, Sales and Marketing, effective on July 11, 2006. The agreement does not have a specified termination date. The employment agreement entitled Mr. Mahoney to an initial base salary of $320,000, subject to Board review from time to time, and established an initial target percentage of 60% of base salary for purposes of our cash incentive plans, subject to Board action. In addition, the employment agreement entitles Mr. Mahoney to a monthly car allowance of $1,200 and up to $10,000 annually for financial planning expenses.
The employment agreement also requires us to make specified payments to Mr. Mahoney if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Mahoney’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above and the same definition of “Good Reason” as in Mr. Colvin’s employment agreement describe above.
If we terminate Mr. Mahoney’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued vacation and base salary; (ii) continued payments of base salary for twelve months after the date of termination in accordance with our normal payroll practice, provided that we will pay the first six months of base salary in a lump sum on the sixth month anniversary of the date of Mr. Mahoney’s termination, and the remaining six months of payments in accordance with our ordinary payroll practices; (iii) any earned but unpaid bonus for any prior performance cycle and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria, but we will make the payments on the later of the date that bonuses are paid under our incentive program or the sixth month anniversary of the date of termination. We must also pay Mr. Mahoney’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Mahoney must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement.
If Mr. Mahoney’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested and unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options. If we determine in good faith that the extension of any such stock option’s exercise period results in the stock option being considered deferred compensation subject to Section 409A, the extension will not take effect.
Mr. Nelson
Effective May 1, 2007, we entered into an employment agreement with John Nelson, our Executive Vice President and Chief Operating Officer. The agreement does not have a specified termination date. The employment agreement entitled Mr. Nelson to an initial base salary of $350,000, subject to Board review from time to time, and established an initial target percentage of 65% of base salary for purposes of our cash incentive plans, subject to Board action. In addition, the employment agreement entitles Mr. Nelson to a monthly car allowance of $1,200 and up to $10,000 annually for financial planning expenses.
The employment agreement also requires us to make specified payments to Mr. Nelson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Nelson’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above but also includes the failure by Mr. Nelson to take any and all measures to maintain legal work authorization with respect to his immigrant or non-immigrant status in the United States unless cured within a reasonable period of time (not to exceed 30 days). Mr. Nelson’s employment agreement has the same definition of “Good Reason” as in Mr. Colvin’s employment described above.
If we terminate Mr. Nelson’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued vacation and base salary through Mr. Nelson’s date of termination; (ii) continued payments of base salary for twelve months after the date of termination in accordance with our normal payroll practice, but we will pay the first six months of base salary in a lump sum as soon as practicable after the sixth month anniversary of the date of Mr. Nelson’s termination, and the remaining six months of payments in accordance with our ordinary payroll practices; (iii) any earned but unpaid bonus for the performance cycle immediately preceding Mr. Nelson’s date of termination, which shall be paid on the later of the date when bonuses are paid to other active employees or as soon as practicable after the six month anniversary of the date of termination; and (iv) a pro-rata portion of the bonus, if any, for the performance cycle in which the date of termination occurs which shall be paid on the later of the date when bonuses are paid to other active employees or as soon as practicable after the six month anniversary of the date of termination. We must also pay Mr. Nelson’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Nelson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement.

If Mr. Nelson’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options. If we determine in good faith that the extension of any such stock option’s exercise period results in the stock option being considered deferred compensation subject to Section 409A, the extension will not take effect.

Potential Payments Upon Termination of Employment or Change of Control
In the tables below, we summarize the estimated payments that will be made to each of our Named Executive Officers upon a termination of employment in the various circumstances listed. The table for each Named Executive Officer should be read together with the description of that officer’s employment agreement above. Unless we note otherwise in the individual table, the major assumptions that we used in creating the tables are set forth directly below.
Date of Termination. The tables assume that any triggering event (i.e., termination, resignation, Change in Control, death or disability) took place on December 31, 2007, with base salaries in effect at the end of the 2007 fiscal year being used for purposes of any severance payout calculation.
Off-setting employment. For purposes of the table, we have assumed that each Named Executive Officer was not able to obtain comparable employment during the applicable period, which would off-set the Company’s severance payment obligations if such term was set forth in his employment agreement.
Price Per Share of Common Stock. Calculations requiring a per share stock price are made on the basis of the closing price of $8.88 per share of our common stock on the NASDAQ Global Select Market on December 31, 2007.
Change of Control. No cash payment will be made solely because of a Change of Control. For each Named Executive Officer, the cash payments described under the heading “Termination Following a Change of Control” will be triggered upon a termination without Cause or resignation for Good Reason within two years following a Change of Control.
Equity Acceleration upon a Change of Control. Under the Founders Plan, all outstanding options and under the SIP certain outstanding options vest automatically upon a “Change of Control,” as defined in each plan, if the option holder is employed by us on the date of the Change of Control. Under the SIP, the Board of Directors of the Company, in its discretion, can provide for acceleration of the vesting of all other outstanding options or other awards upon a Change of Control. For purposes of the table under the heading “Change of Control,” we have assumed that all outstanding options and restricted stock unit awards are accelerated on a Change of Control.
Medical and Other Benefits. The tables below do not include certain medical, disability or outplacement services benefits that may be payable on termination as set forth in the Named Executive Officers’ employment agreements. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in their employment agreements, Messrs. Mahoney, Colvin, and Nelson are generally entitled to the continuation of medical benefits for a period of one year following termination without Cause or resignation for Good Reason (including circumstances involving a Change of Control). Messrs. Jackson and George are entitled to the continuation of medical benefits for a period of two years upon a termination without Cause or resignation for Good Reason within two years following a Change of Control. As of December 31, 2007, the monthly cost of such benefits for such officers ranged between approximately $750 to $1,100. All our Named Executive Officers are also entitled to certain disability benefits under their employment agreements. Finally, the tables do not include premium amounts (see footnote (5) to the Summary Compensation Table) payable by the Company on behalf of each Named Executive Officer to cover the cost of an additional $1,000,000 of life insurance, which insurance benefit is not generally available to all employees on a non-discriminatory basis and would be realized in the event of the death of the Named Executive Officer. Messrs. Nelson, Colvin, and Mahoney are also entitled to outplacement services following a termination without cause or resignation for good reason in an amount not to exceed $5,000.
Retirement. The tables do not include specific treatment of a normal retirement.
Cash Incentive Program. We describe our cash incentive programs in the CD&A under “Elements of our Compensation Program— Semi-Annual Cash Incentive Programs” in this proxy statement. Generally, in order to be eligible for an award under the program, an employee must be employed by the Company on the last day of the award period and on the date when the award is paid. Under the 2007 Incentive Plan, however, the Compensation Committee can make exceptions to this requirement in its sole discretion, in the case of retirement, death or disability. For purposes of the tables below, except as expressly described, we have not included any payout under the incentive programs for any amount that may have accrued and be payable for the second half of 2007. However, the amount of such payments for each of the Named Executive Officers was as follows: Mr. Jackson— $181,336; Mr. Colvin— $55,365; Mr. George— $38,042; Mr. Mahoney— $55,870; and Mr. Nelson— $50,383.

The following table describes the potential payments upon termination or a change in control of the Company for Keith D. Jackson, our President and CEO.

	Termination	Termination				Resignation
Executive Benefits and	Without Cause	Following a				other than
Payments Upon	or Resignation	Change of	Change of	Death or	Termination	for Good
Termination	for Good Reason	Control	Control	Disability	for Cause	Reason
Cash Compensation:

Base Salary	$1,310,100 (1)	$1,310,100 (1)	$0	$	$0	$0

Cash Incentive	$0	$0	$0	$181,336 (2)	$0	$0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	$0	$5,283,807 (3)	$5,283,807 (3)	$0	$0	$0
Total:	$1,310,100	$6,593,907	$5,283,807	$181,336	$0	$0

1.	Mr. Jackson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to two years of annual base salary. Mr. Jackson’s base salary at the end of fiscal 2007 was $655,050.

2.	In the event Mr. Jackson is terminated due to death or disability, Mr. Jackson or his estate is entitled to any bonus earned with respect to prior performance cycles and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination. For purposes of this column, we have assumed that Mr. Jackson’s death or disability was as of December 31, 2007 and that his cash incentive bonus for the first half of 2007 was already paid but, as of December 31, 2007, the second half of 2007 cash bonus was earned but unpaid. Mr. Jackson’s cash bonus for the second half of 2007 is $181,336.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or restricted stock units for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change of control of the Company for Donald Colvin, our Executive Vice President, Chief Financial Officer and Treasurer.

	Termination	Termination				Resignation
Executive Benefits and	Without Cause	Following a				other than
Payments Upon	or Resignation	Change of	Change of	Death or	Termination	for Good
Termination	for Good Reason	Control	Control	Disability	for Cause	Reason

Cash Compensation:

Base Salary	$395,115 (1)	$395,115 (1)	$0	$0	$0	$0

Cash Incentive	$55,365 (2)	$55,365 (2)	$0	$0	$0	$0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	$0	$3,831,901 (3)	$3,831,901 (3)	$0	$0	$0
Total:	$450,480	$4,282,381	$3,831,901	$0	$0	$0

1.	Mr. Colvin’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Colvin’s base salary at the end of fiscal 2007 was $395,115.

2.	This amount anticipates that Mr. Colvin is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Colvin’s date of termination was as of December 31, 2007 and that his cash bonus for the first half of 2007 was already paid and the second half of 2007 cash bonus was earned but unpaid. Mr. Colvin’s cash bonus for the second half of 2007 was $55,365.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or restricted stock units for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change of control of the Company for William George, our Executive Vice President.

	Termination	Termination				Resignation
Executive Benefits and	Without Cause	Following a				other than
Payments Upon	or Resignation	Change of	Change of	Death or	Termination	for Good
Termination	for Good Reason	Control	Control	Disability	for Cause	Reason

Cash Compensation:

Base Salary	$1,240,367 (1)	$1,240,367 (1)	$0	$0	$0	$0

Cash Incentive	(1)	(1)	$0	$38,042 (2)	$0	$0

Long-term Incentives:(4)

Acceleration of Unvested Stock Options and Restricted Stock Units	$0	$133,200 (3)	$133,200 (3)	$0	$0	$0
Total:	$1,240,367	$1,373,567	$133,200	$38,042	$0	$0

1.	Mr. George’s severance payment related to a termination without Cause or his resignation for Good Reason is equal to the excess of (a) two times (i) his highest annual base salary since he entered into his employment agreement, plus (ii) his annual bonus for the year prior to the year he is terminated over (b) his annual bonus paid during the year in which his termination occurred. Due to the aggregated formula, for ease of reference we have put this full payment in the salary column although a component of such award is bonus based. Mr. George’s base salary at the end of fiscal 2007 was $375,116, which was the highest annual base salary he has received since entering into his employment agreement. Mr. George’s 2006 incentive award was $300,502, and he was paid $110,869 in 2007 for his first half 2007 incentive award.

2.	On death or disability, Mr. George is entitled to any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination. For purposes of this column, we have assumed that Mr. George’s death or disability was as of December 31, 2007 and that his cash incentive bonus for the first half of 2007 was already paid and the second half of 2007 cash bonus was earned but unpaid. Mr. George’s second half of 2007 cash bonus was $38,042.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or restricted stock units for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change of control of the Company for Robert Charles Mahoney , our Executive Vice President, Sales and Marketing.

	Termination	Termination				Resignation
Executive Benefits and	Without Cause	Following a				other than
Payments Upon	Resignation	Change of	Change of	Death or	Termination	for Good
Termination	for Good Reason	Control	Control	Disability	for Cause	Reason
Cash Compensation:

Base Salary	$335,040 (1)	$335,040 (1)	$0	$0	$0	$0

Cash Incentive	$55,870 (2)	$55,870 (2)	$0	$0	$0	$0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	$0	$674,195 (3)	$674,195 (3)	$0	$0	$0
Total:	$390,910	$1,065,105	$674,195	$0	$0	$0

1.	Mr. Mahoney’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. His base salary at the end of fiscal 2007 was $335,040.

2.	This amount anticipates that Mr. Mahoney is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Mahoney’s date of termination was as of December 31, 2007 and that his cash bonus for the first half of 2007 was already paid and the second half of 2007 cash bonus was earned but unpaid. Mr. Mahoney’s cash bonus for the second half of 2007 was $55,870.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or restricted stock units for which vesting might be accelerated.

The following table describes the potential payments upon termination or a change of control of the Company for John Nelson, Executive Vice President and Chief Operating Officer.

	Termination	Termination				Resignation
Executive Benefits and	Without Cause	Following a				other than
Payments Upon	Resignation	Change of	Change of	Death or	Termination	for Good
Termination	for Good Reason	Control	Control	Disability	for Cause	Reason
Cash Compensation:

Base Salary	$350,000 (1)	$350,000 (1)	$0	$0	$0	$0

Cash Incentive	$50,383 (2)	$50,383 (2)	$0	$0	$0	$0

Long-term Incentives:

Acceleration of Unvested Stock Options and Restricted Stock Units	$0	$888,000 (3)	$888,000 (3)	$0	$0	$0
Total:	$400,383	$1,288,383	$888,000	$0	$0	$0

1.	Mr. Nelson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Nelson’s base salary at the end of fiscal 2007 was $350,000.

2.	This amount anticipates that Mr. Nelson is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Nelson’s date of termination was as of December 31, 2007 and that his cash incentive bonus for the first half of 2007 was already paid and the second half of 2007 cash bonus was earned but unpaid. Mr. Nelson’s cash bonus for the second half of 2007 was $50,383.

3.	Denotes the incremental difference between the market value and the exercise price (if any) of unvested options or restricted stock units for which vesting might be accelerated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee during 2007 were, J. Daniel McCranie, Curtis Crawford, Robert H. Smith, Richard W. Boyce, and Jerome N. Gregoire. As discussed above, Messrs. Boyce and Gregoire resigned from the Board, and from the Compensation Committee during 2007. None of the members of the Compensation Committee is or has been an employee of the Company or any of its subsidiaries. During fiscal 2007, none of our executive officers served on the boards of directors or the compensation committees of any entities whose directors or officers serve on our Board or Compensation Committee. None of our current or our past executive officers served on the Compensation Committee. See “Relationships and Related Transactions” below.

AUDIT COMMITTEE REPORT3
The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures (including internal control over financial reporting) and the qualifications, independence and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, oversee and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.
The Audit Committee, comprised of four independent Outside Directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Commission.
Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Commission.
It is not the duty of the Audit Committee to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles (“GAAP”) or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.
This report is submitted by the Audit Committee.
Emmanuel T. Hernandez, Chairman
Curtis J. Crawford
J. Daniel McCranie
Robert H. Smith

[3]	Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

PRINCIPAL STOCKHOLDERS
Except as discussed in the footnotes below, the following table sets forth, as of March 4, 2008, certain information regarding any person who is a beneficial owner of more than five percent of our common stock. The percentages of class amounts set forth in the table below are based on 292,813,105 shares of common stock outstanding on March 4, 2008. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the Commission under the Exchange Act.

	Common Stock
	Amount and Nature
	of Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class
FMR LLC 82 Devonshire Street Boston, MA 02109(1)	46,931,671	16.03%

Thornburg Investment Management, Inc. 119 E. Marcy Street Santa Fe, New Mexico 87501(2)	26,585,066	9.08%

Alonim Investments, Inc. 237 Hymus Blvd. City of Pointe Clark Quebec, Canada H9R 5C7(3)	19,820,000	6.77%

Wellington Management Company, LLP 75 State Street Boston, MA 02109(4)	19,158,521	6.54%

(1)	The number of shares of common stock for FMR LLC is based solely on the information contained in the Schedule 13G/A filed with the Commission on February 14, 2008 reporting shares held as of December 31, 2007. FMR LLC has the sole power to dispose or to direct the disposition of the shares it beneficially owns but has no voting power, other than the sole power to vote or to direct the vote of 426,400 shares held by Fidelity International Limited, as discussed below. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 46,500,137 shares of our common stock or 15.88% of our common stock outstanding, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company of Fidelity, Fidelity Leveraged Co Stock Fund, amounted to 17,876,600 shares of our common stock, or 6.11% of our common stock outstanding as of December 31, 2007. The sole power to vote or direct the voting of shares beneficially owned by Fidelity resides with each fund’s board of trustees, who establish written guidelines for Fidelity to carry out. Fidelity International Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 426,440 shares of our common stock.

(2)	The number of shares of common stock for Thornburg Investment Management, Inc. (“Thornburg”) is based solely on the information contained in the Schedule 13G/A filed with the Commission on February 29, 2008 reporting the shares held by Thornburg as of such date. Thornburg has sole voting and investment power related to the shares it beneficially owns.

(3)	The number of shares of common stock for Alonim Investments, Inc. (“Alonim”) is based solely on the information contained in the Schedule 13G filed with the Commission on December 12, 2006 reporting the shares held by Alonim as of such date. Alonim has sole voting and investment power related to the shares it beneficially owns.

(4)	The number of shares of common stock for Wellington Management Company, LLP (“Wellington Management”) is based solely on the information contained in the Schedule 13G filed with the Commission on February 14, 2008 reporting the shares held by Wellington Management as of December 31, 2007. Wellington Management has shared voting power with respect to 11,866,289 shares it beneficially owns in its capacity as an investment advisor, but has sole voting power with respect to none of the shares it beneficially owns. Wellington Management has shared dispositive power with respect to 18,900,921 shares it beneficially owns in its capacity as an investment advisor but has sole dispositive power with respect to none of the shares it beneficially owns.
SHARE OWNERSHIP OF DIRECTORS AND OFFICERS
The following table sets forth, as of March 4, 2008, except as otherwise noted, certain information regarding beneficial ownership of our common stock by each Director, each Named Executive Officer, and our Directors and executive officers as a group. The percentages of class amounts set forth in the table below are based on 292,813,105 shares of common stock outstanding on March 4, 2008. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 4, 2008 through the exercise of any stock option or similar security, or the vesting of restricted stock units.

	Common Stock
	Number			Percentage
	of Shares	Right to		of
Name of Beneficial Owner	Owned	Acquire (1)	Total	Class
Named Executive Officers
Keith D. Jackson	317,734	389,500	707,234	*
Donald Colvin	62,027	368,101	430,128	*
William George	70,050	480,050	550,100	*
Robert Charles Mahoney	0	66,048	66,048	*
John Nelson	0	0	0	*

Current Directors (excluding CEO)
Francis P. Barton	17,959	0	17,959
Curtis J. Crawford	21,459	41,000	62,459	*
Emmanuel T. Hernandez	21,459	41,000	62,459	*
Phillip D. Hester	17,959	10,166	28,125	*
Christine King (2)	0	0	0	*
J. Daniel McCranie	121,459	31,822	153,281	*
Robert H. Smith	99,459	20,334	119,793	*

All Directors and Executive Officers as a group (15 persons)	782,516	1,854,422	2,636,938	*

*	Less than 1% of the total voting power of the outstanding shares of common stock.

(1)	This number includes shares of common stock issuable upon exercise of options or vesting of restricted stock units within 60 days of March 4, 2008.

(2)	In connection with the merger with AMI, which was effected on March 17, 2008, Ms. King received 170,022 shares of our common stock and has the right to acquire 1,164,332 shares of our common stock pursuant to restricted stock units and options assumed by the Company in connection with the merger, constituting less than 1% of the total voting power of the outstanding shares of our common stock.

RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures
As set forth in the Audit Committee Charter, unless submitted to another comparable independent body of the Board, as and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ listing standards, related party transactions are submitted to the Audit Committee for review and oversight of such related party transactions.
We have a written policy on related party transactions (“Policy”) to which all employees are required to adhere. The Policy was revised in 2008 to reflect changes to the Commission rules governing disclosure of related party transactions. The Policy prescribes review and oversight requirements and related procedures with respect to related party transactions at the Company. The Policy prescribes that our law department distribute periodically a list of known related parties. The list is distributed to personnel who have been identified as appropriate employees to monitor potential related party transactions. All related party transactions must be reviewed by our Corporate Controller’s Office, in conjunction with our law department, for potential conflict of interest situations and related matters on an ongoing basis. Even related party transactions which do not require review and oversight by the Audit Committee (or other independent body of the Board of Directors) and public disclosure under the Commission’s rules and NASDAQ’s listing standards must be reported to our Corporate Controller’s Office (preferably prior to consummation of such transactions) so that our Corporate Controller’s Office, in conjunction with our law department, can review the transactions for conflict of interest and related matters.
Related Party Transactions
Immediately prior to our August 4, 1999 recapitalization, we were a wholly-owned subsidiary of Motorola, Inc. We held and continue to hold, through direct and indirect subsidiaries, substantially all of the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. As part of the August 1999 recapitalization, an affiliate of TPG purchased a portion of our common stock from Motorola. As a result, TPG’s affiliate became the beneficial owner of approximately 91% of our common stock. As of December 31, 2006, TPG owned approximately 33%, or 95.4 million shares, of the Company’s outstanding shares of common stock. On May 7, 2007, we entered into an underwriting agreement with certain TPG affiliates and underwriters, pursuant to which the TPG affiliates sold approximately 49.2 million shares of our common stock to the public at a price of $11.05 per share, which was the same price per share as the underwriter-priced shares offered to public investors. On May 11, 2007, we repurchased 5 million shares of our common stock from the underwriters in the offering. We agreed to this purchase, following Board authorization including authorization from its Pricing Committee. We used cash on hand to pay the total repurchase price of approximately $55.2 million. During the six months ended June 29, 2007, TPG sold all its remaining shares of the Company’s common stock. During the six months ended June 29, 2007, the Company incurred approximately $0.2 million of costs and expenses on behalf of TPG in connection with TPG sales of the Company’s common stock. As noted early in this proxy statement, four TPG Related Directors served on our Board during 2007. See “Management Proposals — Proposal 1: Election of Directors” above.
In 2007, Future Electronics, Inc., one of our distributors, accounted for approximately $43.0 million of our revenues, which was approximately 2.890% of our total 2007 revenues. It is our understanding that Future Electronics, Inc. may be affiliated with Alonim which owns approximately 6.8% of our outstanding common stock. See “Principal Stockholders” above.
For transactions between us and our Named Executive Officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers—Employment, Severance, and Change In Control Agreements and Arrangements” above. For a discussion on certain relationships pertaining to our Directors that were analyzed in connection with the Board’s independence determinations see “Management Proposals—Proposal 1: Election of Directors” above.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our Directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge (based solely on review of the copies of such reports furnished to us), all Directors, officers and beneficial owners of greater than ten percent of our equity securities made all required filings under Section 16(a).

MISCELLANEOUS INFORMATION
Solicitation of Proxies
The entire cost of soliciting proxies will be borne by us. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, telegram, facsimile or special delivery letter.
Annual Report/Form 10-K
Our 2007 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without certain exhibits which are excluded from our Annual Report to Stockholders pursuant to Rule 14a-3(b) of the Exchange Act) for the fiscal year ended December 31, 2007, is being mailed concurrently with this proxy statement to all stockholders of record as of March 24, 2008. Those exhibits that are excluded from our Annual Report to Stockholders as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, AZ 85008; call: Investor Relations at 602-244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.
Other Business
Other than the election of Directors and the ratification of PricewaterhouseCoopers as our independent registered public accounting firm, we do not intend to bring any other matters to be voted on at the meeting. We are not currently aware of any other matters that will be presented by others for action at the meeting. If, however, other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.
Stockholder Communications with the Board of Directors
Historically, we have not adopted a formal policy for stockholder communications with the Board. Nevertheless, we do have a process by which stockholders can send communications to the Board and every effort has been made to ensure that the Board or individual Directors, as applicable, hear the views of stockholders so that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, George H. Cave, at the address of our principal offices with a request to forward the same to the intended recipient. To the extent it is practicable, such communications will generally be forwarded to the Board.
Stockholder Nominations and Proposals
Stockholders may present, and our Nominating Committee will consider, proposals for action at a future meeting if they comply with our bylaws and Commission rules. Subject to advance notice provisions contained in our bylaws, a stockholder of record may propose the nomination of someone for election as a Director by timely written notice to our Secretary. Generally, a notice is timely if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s or persons’ written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than 10 days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.

Under the Commission rules, stockholder proposals for the 2009 Annual Meeting must be received at our principal executive offices, 5005 E. McDowell Road, Phoenix Arizona 85008, not later than December 5, 2008 to be considered for inclusion in next year’s proxy statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Generally, our bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement.
The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the sponsoring stockholder as they appear on our books; (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than 10 days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.
If we do not receive notice of any proposal within the time frame specified by our applicable advance notice provisions of our bylaws, our management will use its discretionary authority to vote the shares it represents as the Board may recommend.
Stockholders are urged to vote their shares as more fully described in the proxy card and above in this proxy statement under the heading “Proxy Statement.” Your prompt response is appreciated.

GEORGE H. CAVE
Senior Vice President, General Counsel, Chief Compliance &
Ethics Officer and Secretary
Dated: April 4, 2008

ON SEMICONDUCTOR CORPORATION
C123456789

	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext           000000000.000000 ext

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 14, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/ONNN • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each of the listed director nominees and FOR Proposal 2.

1.	TO ELECT THREE CLASS III DIRECTORS – Nominees:	01 -	Keith D. Jackson	02 -	Francis P. Barton	03 -	Phillip D. Hester	+

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

		01	02	03

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

		For	Against	Abstain

2.	TO RATIFY PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	+

<STOCK#>          00VGHB

Stockholders who wish to view the Company’s Proxy Statement
and Annual Report on the Internet, including those stockholders who have elected to receive these materials electronically, can view the 2008 Annual Meeting materials by directing their
Internet browser to www.onsemi.com/annualdocs
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ON SEMICONDUCTOR CORPORATION

Meeting Details
Description – 2008 Annual Meeting of Stockholders
Date & Time – May 14, 2008 at 9:30 a.m. (local time)
Location – The Company’s Principal Offices at 5005 East McDowell Road, Phoenix, AZ 85008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
I appoint J. Daniel McCranie, Keith D. Jackson and George H. Cave, individually and together, proxies with full power of substitution, to vote all my shares of common stock of ON Semiconductor Corporation (the “Company”) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Company’s principal offices at 5005 East McDowell Road, Phoenix, AZ 85008 on May 14, 2008, at 9:30 a.m. local time and at any adjournments or postponements of the meeting. In the absence of specific voting directions from me, my proxies will vote in accordance with the Directors’ recommendations on the reverse side of this card. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.
UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF EACH CLASS III DIRECTOR NOMINEE, AND (2) RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)